UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only

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☐  Definitive Additional Materials
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NYSE Euronext
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11 WALL STREET
NEW YORK, NEW YORK 10005
APRIL 29, 2010, 8:00 A.M., NEW YORK TIME

March 22, 2010

Dear NYSE Euronext Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of NYSE Euronext (the “Annual Meeting”) scheduled for Thursday, April 29, 2010, at 8:00 a.m., New York time, at 11 Wall Street, New York, New York 10005. The Board of Directors and management look forward to greeting you.

We enclose our proxy statement, our annual report on Form 10-K for the fiscal year ended December 31, 2009 and a proxy card. Please review these documents carefully.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

After reading the proxy statement, please submit your proxy through the Internet or by touch-tone telephone, or complete, sign, date and promptly return the proxy card by mail in the enclosed self-addressed envelope. We must receive votes submitted via mail, the Internet or by touch-tone telephone by 11:59 p.m., New York time, on April 28, 2010 in order for them to be counted at the Annual Meeting. We encourage you to vote via the Internet using the control number that appears on the front of your proxy card and to choose to view future mailings electronically rather than receiving them on paper.

On behalf of the Board of Directors, thank you for your continued support.

Jan-Michiel Hessels Chairman of the Board of Directors	Marshall N. Carter Deputy Chairman of the Board of Directors

Duncan L. Niederauer Chief Executive Officer	Dominique Cerutti President and Deputy Chief Executive Officer

NYSE EURONEXT
11 Wall Street
New York, New York 10005

Notice of 2010 Annual Meeting of Stockholders

TIME AND DATE	8:00 a.m., New York time, on Thursday, April 29, 2010.

PLACE	11 Wall Street New York, New York 10005

ITEMS OF BUSINESS	• To elect sixteen directors to our Board of Directors for one-year terms expiring at the next annual meeting of stockholders.
• To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2010.
• To consider a stockholder proposal to adopt simple majority voting in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.
• To consider a stockholder proposal relating to certificated shares.
• To transact such other business as may properly come before the Annual Meeting.

RECORD DATE	The record date for the determination of the stockholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 1, 2010.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD	A list of the stockholders of record as of March 1, 2010 will be available for inspection during ordinary business hours at our offices, 11 Wall Street, New York, New York 10005, for ten days prior to the Annual Meeting, as well as at the Annual Meeting.

ADDITIONAL INFORMATION	Additional information regarding the matters to be acted on at the Annual Meeting is included in the accompanying proxy statement.

PROXY VOTING	PLEASE SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE OR MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on April 29, 2010. The Proxy Statement and our 2009 Annual Report
on Form 10-K are available at http://materials.proxyvote.com/629491.

By Order of the Board of Directors:

Jan-Michiel Hessels
Chairman of the Board of Directors

New York, New York
March 22, 2010

To Vote by Internet and to Receive Materials Electronically

Read the proxy statement.

Go to the website www.proxyvote.com that appears on your proxy card.

Enter the control number found in the shaded box on the front of your proxy card and follow the simple instructions. Choose to receive an e-mail notice when proxy statements and annual reports are available for viewing over the Internet. You will cut down on bulky paper mailings, help the environment and lower expenses paid by NYSE Euronext, your company.

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NYSE EURONEXT
11 Wall Street
New York, New York 10005

PROXY STATEMENT

March 22, 2010

INTRODUCTION

We are sending you this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by our Board of Directors for the 2010 annual meeting of stockholders (the “Annual Meeting”) scheduled for Thursday, April 29, 2010, at 8:00 a.m., New York time, at 11 Wall Street, New York, New York 10005. We are mailing this proxy statement and the accompanying proxy card to stockholders on or about March 22, 2010. In this proxy statement, we refer to NYSE Euronext as the “Company,” “we,” “our,” or “us” and the Board of Directors as the “Board.” Whenever we refer in this proxy statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the April 29, 2010 meeting.

We are pleased to offer a webcast of the Annual Meeting. If you choose to view the webcast, go to www.nyseeuronext.com under the heading Investor Relations—Calendar & Presentations shortly before the meeting time, and follow the instructions provided. If you miss the meeting, you can view a replay of the webcast on that site shortly after the Annual Meeting. Please note that you will not be able to vote your shares via the webcast or ask questions via the webcast. If you plan to view the webcast, please submit your vote using one of the methods described in these materials.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person), as well as how you can revoke a proxy, are discussed in this proxy statement below under Voting Instructions and Information.

VOTING INSTRUCTIONS AND INFORMATION

Who can vote at the Annual Meeting?

You may vote your shares at the Annual Meeting only if you were a stockholder of record at the close of business on March 1, 2010. On that date, 260,574,584 shares of our common stock were outstanding, and we had no other class of equity securities issued and outstanding. Subject to the voting limitations described below under What are the voting and ownership limitations?, you are entitled to one vote for each share of common stock you own for each matter to be voted on at the Annual Meeting. The number of shares you own (and may vote) is listed on the proxy card.

What proposals will be voted on at the meeting?

There are two proposals from NYSE Euronext to be considered and voted on at the meeting:

•	To elect 16 directors of NYSE Euronext to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified; and

•	To ratify the selection of PricewaterhouseCoopers LLP as NYSE Euronext’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

In addition, there are two proposals from stockholders to be considered and voted on at the meeting:

•	To adopt simple majority voting in our Amended and Restated Certificate of Incorporation (“charter”) and Amended and Restated Bylaws (“bylaws”); and

•	To provide for certificated shares.

You may also vote on any other business that properly comes before the Annual Meeting.

How does the Board of Directors recommend I vote?

Our Board of Directors unanimously recommends that you vote:

•	“FOR” each of the nominees to the Board of Directors.

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as NYSE Euronext’s independent registered public accounting firm for our fiscal year ending December 31, 2010.

•	The Board makes no recommendation either “FOR” or “AGAINST” the stockholder proposal to adopt simple majority voting in our charter and bylaws and encourages all stockholders to vote as they believe appropriate.

•	“AGAINST” the stockholder proposal relating to certificated shares.

Who is a stockholder of record?

During the ten days prior to the Annual Meeting, a list of the stockholders of record as of March 1, 2010 will be available for inspection as described below under How can I view the stockholders list?.

•	If you hold NYSE Euronext common stock that is registered in your name on the records of NYSE Euronext maintained by its transfer agent, Computershare Limited, you are a stockholder of record; or

•	If you hold NYSE Euronext common stock indirectly through a broker, bank or similar institution, you are not a stockholder of record, but instead hold in “street name.”

If you are a stockholder of record, these proxy materials are being sent to you directly. If you hold shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

How can I view the stockholders list?

A list of the stockholders of record as of March 1, 2010 will be available for inspection during ordinary business hours at our offices located at NYSE Euronext, 11 Wall Street, New York, New York 10005, for ten days prior to the Annual Meeting, as well as at the Annual Meeting. To make arrangements to review the list prior to the Annual Meeting, stockholders should contact our corporate secretary at +1 (212) 656-3000. In accordance with our security procedures, all persons requesting to inspect the stockholder list, either at our offices or at the location of the Annual Meeting, must wear proper attire and present an acceptable form of photo identification, such as a passport or driver’s license, and submit to screening by metal detector and x-ray examination of all packages, bags and luggage.

How do I vote?

Stockholders in the U.S., Puerto Rico or Canada:

You may submit your proxy with voting instructions in one of four ways:

•	By Internet. The web address and instructions for Internet voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting is available 24 hours a day. If you choose to vote by Internet, then you do not need to return the proxy card. To be valid, your vote by Internet must be received by 11:59 p.m., New York time, on April 28, 2010.

•	By Telephone. The toll-free number for telephone voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 11:59 p.m., New York time, on April 28, 2010.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 11:59 p.m., New York time, on April 28, 2010.

•	At the Annual Meeting. You can vote your shares in person at the Annual Meeting. (See What do I need to do to attend the Annual Meeting? below).

If you are a U.S., Puerto Rican or Canadian stockholder, you may contact NYSE Euronext’s U.S. solicitation agent, MacKenzie Partners, Inc. (telephone: +1 (800) 322-2885 or +1 (212) 929-5500; email: proxy@mackenziepartners.com) with any questions.

All Other Stockholders:

If you are a stockholder other than a U.S., Puerto Rican or Canadian stockholder, you may contact NYSE Euronext’s proxy solicitor, MacKenzie Partners, Inc. (London office) (telephone: +44 (0) 203 178 8057; facsimile +44 (0) 207 504 8665; email: proxy@mackenziepartners.com) or NYSE Euronext Investor Relations—Paris (telephone: +33 1 4927 1512; facsimile: +33 1 4927 1113) for specific information on how to vote your shares or how to attend the Annual Meeting. Please also note that your completed form must be received by your account holder or financial intermediary in sufficient time to ensure that it will be received by NYSE Euronext’s proxy solicitor no later than 11:59 p.m., New York time, on April 28, 2010.

What do I need to do to attend the Annual Meeting?

You may also attend the Annual Meeting and vote your shares in person by ballot. If you plan to attend the Annual Meeting in person you will need to bring proof of your ownership of NYSE Euronext common stock as of the close of business on March 1, 2010.

If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of NYSE Euronext common stock as of the close of business on March 1, 2010. Alternatively, in order to vote at the meeting, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

In accordance with our security procedures, all persons attending the Annual Meeting must wear proper attire and present an acceptable form of photo identification, such as a passport or driver’s license, and submit to screening by metal detector and x-ray examination of all packages, bags and luggage.

How can I revoke my proxy or substitute a new proxy or change my vote?

Attending the Annual Meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail.

You can revoke your proxy or substitute a new proxy at any time before your proxy is voted at the Annual Meeting as described below.

For a Proxy Submitted by Internet or Telephone:

•	Subsequently submitting in a timely manner a new proxy through the Internet or by telephone; or

•	Executing and mailing a later-dated proxy card that is received by NYSE Euronext prior to 11:59 p.m., New York time, on April 28, 2010; or

•	Voting in person at the Annual Meeting.

For a Proxy Submitted by Mail:

•	Subsequently executing and mailing another proxy card bearing a later date; or

•	Giving written notice of revocation to NYSE Euronext’s corporate secretary at 11 Wall Street, New York, New York 10005 that is received by NYSE Euronext prior to 11:59 p.m., New York time, on April 28, 2010; or

•	Voting in person at the Annual Meeting.

If I submit a proxy by Internet, touch-tone telephone or mail, how will my shares be voted?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted as follows: FOR the election of NYSE Euronext’s director nominees, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as NYSE Euronext’s independent registered public accounting firm for our fiscal year ending December 31, 2010, ABSTAIN from the stockholder proposal to adopt simple majority voting in our charter and bylaws, AGAINST the stockholder proposal relating to certificated shares and otherwise in accordance with the judgment of the persons voting the proxy on any other matter properly brought before the Annual Meeting.

If I hold my shares in “street name” through a U.S. financial intermediary and do not provide voting instructions, can my broker still vote my shares?

Under the New York Stock Exchange (the “NYSE”) member rules, a member broker (i.e., a member of the New York Stock Exchange) who holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. Therefore, if your broker holds shares in your name and delivers this proxy statement to you, the broker is entitled to vote your shares for the ratification of the appointment of our independent auditors even if the broker does not receive voting instructions from you. However, certain member brokers will only vote uninstructed shares in the same proportion as the instructions received from their other stockholders. Starting this year, the election of directors is not a “routine” or “discretionary” proposal; therefore, if you do not instruct your broker how to vote with respect to the election of directors, your shares will not count and will be treated as “broker non-votes.” These procedures will not apply to stockholders who hold their shares through non-U.S. financial intermediaries.

How many votes are required to transact business at the Annual Meeting?

A majority of all outstanding shares entitled to vote at the Annual Meeting constitutes a quorum (i.e., the minimum number of shares that must be present or represented by proxy at the Annual Meeting in order to transact business). Subject to the rules regarding the votes necessary to adopt the proposals discussed below, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies returned by brokerage firms for which no voting instructions have been received from beneficial owners and discretionary votes were not cast. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the meeting (including any meeting resulting from an adjournment or postponement of the Annual Meeting, unless a new record date is set).

How are votes counted?

Election of Directors

Under our bylaws, a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. However, despite our bylaw provisions, we have adopted corporate governance guidelines that include a majority vote policy for the election of directors. Under this policy, in non-contested elections, if a director nominee receives a greater number of “withheld” or “against” votes than “for” votes, the director must immediately tender his or her resignation from the Board, and the Board will decide, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, whether to accept the resignation. The NYSE Euronext Corporate Governance Guidelines are available on our website at www.nyseeuronext.com under the heading Investor Relations—Corporate Governance—Governance. As mentioned above, starting this year, if you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal.

Ratification of the selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent auditors. An abstention from voting on this matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

Stockholder Proposals

The affirmative vote of a majority of the votes cast by stockholders entitled to vote at the Annual Meeting is required to approve each stockholder proposal. An abstention from voting on either matter will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

Broker Non-Votes

Because directors are elected by a plurality of the votes cast, an abstention, broker non-vote or withheld vote will have no impact on the election, although a director who receives more votes “withheld” than “for” his or her election will be required to submit his or her resignation as described above under Election of Directors.

In the case of ratification of the appointment of PricewaterhouseCoopers LLP and the stockholder proposals, only votes cast “for” or “against” the approval or ratification will be considered; abstentions and broker non-votes will not be treated as a vote “for” or “against” the ratification or approval and therefore will have no effect on the vote.

What are the voting and ownership limitations?

Our charter places certain ownership and voting limits on the holders of our common stock. Capitalized terms used below are defined in Annex A to this proxy statement. Under our charter:

•	no Person (either alone or together with its Related Persons) may beneficially own shares of our common stock representing in the aggregate more than 20% of the total number of votes entitled to be cast on any matter; and

•	no Person (either alone or together with its Related Persons) shall be entitled to vote or cause the voting of shares of our common stock representing in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and no Person (either alone or together with its Related Persons) may acquire the ability to vote more than 10% of the total number of votes entitled to be cast on any matter by virtue of agreements entered into by other persons not to vote shares of our outstanding capital stock.

In the event that a Person, either alone or together with its Related Persons, beneficially owns shares of our common stock representing more than 20% of the total number of votes entitled to be cast on any matter, such Person and its Related Persons shall be obligated to sell promptly, and NYSE Euronext shall be obligated to purchase promptly, at a price equal to the par value of such shares of stock and to the extent that funds are legally available for such purchase, that number of shares of our common stock necessary so that such Person, together with its Related Persons, shall beneficially own shares of our common stock representing in the aggregate no more than 20% of the total number of votes entitled to be cast on any matter, after taking into account that such repurchased shares shall become treasury shares and shall no longer be deemed to be outstanding.

In the event that a Person, either alone or together with its Related Persons, possesses more than 10% of the total number of votes entitled to be cast on any matter (including if it possesses this voting power by virtue of agreements entered into by other persons not to vote shares of our outstanding capital stock), then such Person, either alone or together with its Related Persons, will not be entitled to vote or cause the voting of these shares of our capital stock to the extent that such shares represent in the aggregate more than 10% of the total number of votes entitled to be cast on any matter, and NYSE Euronext shall disregard any such votes purported to be cast in excess of this percentage.

The voting limitations do not apply to a solicitation of a revocable proxy by or on behalf of NYSE Euronext or by any officer or director of NYSE Euronext acting on behalf of NYSE Euronext or to a solicitation of a revocable proxy by a NYSE Euronext stockholder in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This exception, however, does not apply to certain solicitations by a stockholder pursuant to Rule 14a-2(b)(2) under the Exchange Act, which permits a solicitation made otherwise than on behalf of NYSE Euronext where the total number of persons solicited is not more than ten.

Our Board of Directors may waive the provisions regarding ownership and voting limits by a resolution expressly permitting this ownership or voting (which resolution must be filed with and approved by the Securities and Exchange Commission (the “SEC”) and all required European regulators prior to being effective), subject to a determination of the Board that:

•	the acquisition of such shares and the exercise of such voting rights, as applicable, by such Person, either alone or together with its Related Persons, will not impair:

(i)	the ability of NYSE Euronext or NYSE Group, Inc. (“NYSE Group”) or the NYSE, NYSE Market, Inc. (“NYSE Market”), NYSE Regulation, Inc. (“NYSE Regulation”), NYSE Arca,

L.L.C., NYSE Arca, Inc. NYSE Arca Equities, Inc. or NYSE Amex LLC (together, the “U.S. regulated subsidiaries”) to discharge their respective responsibilities under the Exchange Act and the rules and regulations thereunder;

(ii)	the ability of NYSE Euronext, Euronext N.V. (“Euronext”) or the European market subsidiaries to discharge their respective responsibilities under European exchange regulations; or

(iii)	the ability of the SEC to enforce the Exchange Act or the ability of European regulators to enforce European exchange regulations;

•	the acquisition of such shares and the exercise of such voting rights, as applicable, is otherwise in the best interests of NYSE Euronext, its stockholders, its U.S. regulated subsidiaries and its European market subsidiaries;

•	neither the Person obtaining the waiver nor any of its Related Persons is subject to any statutory disqualification (as defined in Section 3(a)(39) of the Exchange Act) if such Person is seeking to obtain a waiver above the 20% level;

•	neither the Person obtaining the waiver nor any of its Related Persons has been determined by a European regulator to be in violation of the laws or regulations adopted in accordance with the European Directive on Markets in Financial Instruments applicable to any European market subsidiary requiring such person to act fairly, honestly and professionally, if such person is seeking to obtain a waiver above the 20% level;

•	for so long as NYSE Euronext directly or indirectly controls NYSE Arca, Inc. or NYSE Arca Equities, Inc., or any facility of NYSE Arca, Inc., neither the Person requesting the waiver nor any of its Related Persons is an equity trading permit holder, an option trading permit (“OTP”) holder or an OTP firm if such Person is seeking to obtain a waiver above the 20% level; and

•	for so long as NYSE Euronext directly or indirectly controls the NYSE, NYSE Market or NYSE Amex LLC, neither the Person requesting the waiver nor any of its Related Persons is a member or member organization of the NYSE, with respect to NYSE or NYSE Market, or a member (as defined in Sections 3(a)(3)(A)(i), (ii), (iii) and (iv) of the Exchange Act) with respect to NYSE Amex LLC, if such person is seeking to obtain a waiver above the 20% level.

In making these determinations, our Board of Directors may impose conditions and restrictions on the relevant stockholder or its Related Persons that it deems necessary, appropriate or desirable in furtherance of the objectives of the Exchange Act, the European exchange regulations and the governance of NYSE Euronext.

For purposes of these provisions, a “European market subsidiary” means a “market operator,” as defined by the European Directive on Markets in Financial Instruments, that:

•	was owned by Euronext on April 4, 2007 and continues to be owned by NYSE Euronext; or

•	is acquired by Euronext after April 4, 2007 (provided that in this case, the acquisition of the market operator shall have been approved by our Board of Directors and the jurisdiction in which such market operator operates is represented in the Euronext College of Regulators).

Our charter also provides that our Board of Directors has the right to require any Person and its Related Persons that our Board reasonably believes to be subject to the voting or ownership restrictions summarized above, and any stockholder (including Related Persons) that at any time beneficially owns 5% or more of our outstanding capital stock, to provide to us, upon our Board’s request, complete information as to all shares of our capital stock that such stockholder beneficially owns, as well as any other information relating to the applicability to such stockholder of the voting and ownership requirements outlined above.

If you are a Related Person with another holder of our common stock where either: (i) you (either alone or with your Related Person) may vote shares of common stock representing more than 10% of the then outstanding votes entitled to vote at the Annual Meeting, or (ii) you have entered into an agreement not to vote shares of our common stock, the effect of which agreement would be to enable any Person, either alone or with its Related Persons, to vote or cause the voting of shares of our common stock that represent in the aggregate more than 10% of the then outstanding votes entitled to be cast at the Annual Meeting, then please so notify the Company by either including that information (including each Related Person’s complete name) on your proxy card or by contacting the corporate secretary by mail at NYSE Euronext, 11 Wall Street, New York, New York 10005, or by phone at +1 (212) 656-3000.

Who pays for the expenses of this proxy solicitation?

We will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies on behalf of the Board through regular and electronic mail, telephone, fax and personal contact. MacKenzie Partners, Inc. has been retained to assist in soliciting proxies at a fee of $12,000, plus distribution costs and other expenses. Directors, officers and employees of the Company will receive no additional compensation for soliciting proxies. We will reimburse certain brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners of our stock that those brokerage firms, banks, custodians and fiduciaries hold of record.

Where can I find more information about NYSE Euronext?

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC and the Autorité des Marchés Financiers (the French securities regulator known as “AMF”). Copies of these filings are available through our Internet website at www.nyseeuronext.com and, in the case of SEC filings, also on the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our annual report on Form 10-K for the fiscal year ended December 31, 2009, without charge to any stockholder upon written or oral request to our Investor Relations Department at NYSE Euronext, 11 Wall Street, New York, New York 10005, +1 (212) 656-5700 or InvestorRelations@nyx.com.

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our proxy statement and our Form 10-K are sent to multiple stockholders sharing the same address. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at NYSE Euronext, 11 Wall Street, New York, New York 10005, +1 (212) 656-5700 or InvestorRelations@nyx.com. If you want to receive separate copies of the proxy statement and our Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact our Investor Relations Department at the above address and phone number.

ELECTION OF DIRECTORS

Board of Directors

Under our charter and bylaws, only our Board of Directors may set the number of directors who may serve on the Board at any time. Our Board of Directors currently consists of eighteen directors, and following the Annual Meeting will consist of sixteen directors.

At each annual meeting of stockholders, all directors are elected for a one-year term expiring at the next annual meeting of stockholders. Each director will hold office until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal. Currently, the Board of Directors consists of Jan-Michiel Hessels (Chairman), Marshall N. Carter (Deputy Chairman), Duncan L. Niederauer (Chief Executive Officer), Ellyn L. Brown, Patricia M. Cloherty, Sir George Cox, Sylvain Hefes, Dominique Hoënn, Shirley Ann Jackson, Duncan M. McFarland, James J. McNulty, Baron Jean Peterbroeck, Alice M. Rivlin, Ricardo Salgado, Robert G. Scott, Jean-François Théodore, Rijnhard van Tets and Sir Brian Williamson. Mr. Hoënn, Dr. Jackson, Baron Peterbroeck and Dr. Rivlin are not standing for re-election at the Annual Meeting.

2010 Annual Meeting

The Board proposes the election as directors of the persons named below under Nominees for Election to the Board of Directors to hold office for a one-year term expiring at the annual meeting of stockholders to be held in 2011.

If you sign the enclosed proxy card and return it to NYSE Euronext or submit your proxy by touch-tone telephone or via the Internet, your proxy will be voted in favor of our 16 director nominees, for one-year terms expiring at the annual meeting of stockholders to be held in 2011, unless you specifically indicate that you are withholding authority to vote for one or more of those nominees.

All but two of the 16 nominees, André Bergen and Jackson P. Tai, are current directors of NYSE Euronext, having been elected at the annual meeting of stockholders of NYSE Euronext on April 2, 2009 or, with respect to Mr. Scott, appointed by the Board of Directors on February 4, 2010, subject to regulatory approval. All of the nominees have been recommended for re-election (or in the case of Mr. Bergen, Mr. Scott and Mr. Tai, election) by our Nominating and Governance Committee and approved and nominated for election or re-election by the Board of Directors. Mr. Bergen and Mr. Scott were each referred to the Nominating and Corporate Governance Committee for consideration as a director nominee by one of our non-management directors, and Mr. Tai was referred to the Nominating and Corporate Governance Committee by an independent advisor to the committee. It should be noted that Mr. Bergen’s and Mr. Tai’s election (and, Mr. Scott’s initial appointment) to the Board are subject to regulatory approval. For more information on the regulatory approval required, see Corporate Governance—Requirements for Directors. All nominees have agreed to serve on the Board of Directors if they are elected. If any nominee is unable (or for whatever reason declines) to stand for election at the Annual Meeting, proxies will be voted in favor of such other person or persons who are recommended by the Nominating and Governance Committee and designated by the Board of Directors, or else the size of the Board of Directors will be reduced.

The Board has determined, upon the recommendation of the Nominating and Governance Committee, and in accordance with our Corporate Governance Guidelines and our Director Independence Policy, that all of our director nominees are “independent” within the meaning of the rules of the NYSE and our Director Independence Policy and have no material relationship with NYSE Euronext, its subsidiaries or its management (either directly or as a partner, stockholder or officer of an organization that has a relationship with NYSE Euronext), with the exception of Mr. Niederauer, our chief executive officer, and Mr. Théodore, our former deputy chief executive officer. For more information on the Board of Director’s independence determination, see Corporate Governance—Director Independence.

Additional information, including information concerning the operation of our Board as well as the security ownership and compensation of our directors, is included below in this proxy statement under Corporate Governance—Compensation of Directors and Security Ownership of Certain Beneficial Owners and Management.

Nominees for Election to the Board of Directors

As discussed below under Corporate Governance—Board Meetings and Committees—Nominating and Governance Committee, the Nominating and Governance Committee selects director candidates on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, previous board or top-level management/leadership experience and ability to make independent analytical inquiries, among other things.

The Nominating and Governance Committee believes that director candidates must have:

•	the experience and analytic skills necessary to gain a basic understanding of:

•	the principal operational, financial and strategic objectives and plans of NYSE Euronext,

•	the position of NYSE Euronext and its business segments relative to its competitors,

•	the results of operations and financial condition of NYSE Euronext and of any significant subsidiaries or business segments, and

•	the regulatory functions of the exchanges operated by NYSE Euronext;

•	a perspective that will enhance the Board’s strategic discussions;

•	the highest personal and professional ethics;

•	diversity of personal, professional and cultural experience; and

•	the commitment and capability of devoting adequate time to Board duties and availability to attend Board and committee meetings.

In addition to the requirements described under Corporate Governance—Requirements for Directors and Corporate Governance—Director Independence, our bylaws require that in any election of directors, the nominees who shall be elected to the Board shall be nominees who receive the highest number of votes such that, immediately after such election, (1) U.S. persons as of such election shall constitute at least half of, but no more than the smallest number of directors that will constitute a majority of, the directors on the Board and (2) European persons as of such election shall constitute the remainder of the directors on the Board.

A number of our Board nominees have experience as directors of the various predecessor exchanges and companies that now comprise NYSE Euronext. In addition, each of our Board nominees possesses specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that such person should serve as a director of NYSE Euronext, in light of our business and structure.

Set forth below are the name, principal occupation and certain biographical information, including specific experience, qualifications, attributes or skills, for each of the nominees for election to the Board of Directors to hold office for a one-year term expiring at the 2011 annual meeting of stockholders:

Jan-Michiel Hessels	Mr. Hessels, age 67, is the chairman of the NYSE Euronext Board of Directors. He served as chairman of the supervisory board of Euronext since its creation in September 2000 until the merger of Euronext and NYSE Group. Before that, he was a member of the supervisory board of the Amsterdam Exchange since its creation in 1997. He was the chief executive officer of Royal Vendex KBB from 1990 to 2000 and served on the supervisory boards of Royal Vopak N.V. (the Netherlands) from 1999 to 2005, Laurus N.V. (the Netherlands) from 1998 to 2004, B&N.com Inc. from 1999 to 2003 and Schiphol Group N.V. (the Netherlands) from 1993 to May 2006. Mr. Hessels was a member of the supervisory board of Fortis N.V. (the Netherlands/Belgium) from 2001 to 2007 and was deputy chairman of the supervisory board from 2007 to February 2009. Mr. Hessels is the chairman of Royal Philips Electronics N.V. (the Netherlands) and SC Johnson Europlant N.V. (the Netherlands) and serves on the boards of Euronext Amsterdam N.V. (a subsidiary of Euronext) and Heineken N.V. (the Netherlands). In addition, he chairs the board of the Netherlands Committee for Economic Policy Analysis.

Mr. Hessels’ significant experience as a leader of NYSE Euronext and our predecessor organizations makes him qualified to understand our business, our competitors and our opportunities. In addition, Mr. Hessels’ diverse professional experience as a chairman and director of a number of international public corporations, managerial experience as a chief executive officer, extensive international business experience and accomplishments in the fields of finance and economics allow him to bring a strategic point of view to the Board. These are the qualities that led the Nominating and Governance Committee to the conclusion that Mr. Hessels should serve as a director of NYSE Euronext.

Marshall N. Carter	Mr. Carter, age 69, is the deputy chairman of the NYSE Euronext Board. Mr. Carter has served on the NYSE Group board since November 2003 and has been chairman of that board since April 2005. Mr. Carter is the former chairman and chief executive officer of the State Street Bank and Trust Company, and of its holding company, State Street Corporation (United States), where he served from 1992 until his retirement in 2001. He joined State Street in July 1991, as president and chief operating officer, and became chief executive officer in 1992 and chairman in 1993. Mr. Carter formerly served as a director of Honeywell International, Inc. (United States) from 1997 to 2005 and was the chairman of the Board of Trustees of the Boston Medical Center from 2001 to 2009. He also served in Vietnam as a Marine Corps infantry officer. Mr. Carter was most recently a lecturer in leadership and management at the Sloan School of Management at Massachusetts Institute of Technology and Harvard’s Kennedy School of Government, where, from 2001 to 2005, he was a fellow at the Center for Public Leadership and the Center for Business and Government.

The specific experience, qualifications, attributes and skills that the Nominating and Governance Committee considered in concluding that Mr. Carter should serve as a director of NYSE Euronext include his extensive experience as the chief executive of a major banking and financial services organization, chairman and director of a number of major organizations, distinguished contribution to academia in the fields of business and government and significant experience as a leader of NYSE Euronext and our predecessor organizations. These qualities demonstrate Mr. Carter’s experience and analytic skills that allow him to understand the complexities of our business and bring a unique direction to the Board’s strategic discussions.

André Bergen	Mr. Bergen, age 59, served as chief executive officer of KBC Bank from 2003 to 2006 and as chief executive officer of KBC Group from 2006 to 2009. Prior to that, he was chief financial and administrative officer of Agfa-Gevaert Group. During his career, Mr. Bergen has taught at different universities in Belgium and abroad. He held different positions at Generale Bank from 1982 to 1999. Mr. Bergen retired from his position with KBC Group in September 2009 and holds non-executive board positions with the Flemish Employees Association, the King Baudouin Foundation and the Flemish Fund for Scientific Research.

Mr. Bergen’s extensive experience as the chief executive of a major banking and financial services organization in addition to his managerial experience and other leadership roles at major corporations, distinguished contributions to academia and dedication to public service are the specific experiences, qualifications, attributes and skills that the Nominating and Governance Committee considered in concluding that Mr. Bergen should serve as a director of NYSE Euronext. These qualities will enable him to understand our operations and strategic objectives and enhance the Board’s strategic decision-making function.

Ellyn L. Brown	Ms. Brown, age 60, has served as a director of NYSE Euronext and its predecessors since April 2005. She is also a director of NYSE Regulation and serves on the Board of Governors of the Financial Industry Regulatory Authority (“FINRA”). Ms. Brown practices corporate and securities law as principal of Brown & Associates, since 1996, and has taught securities law at Villanova University and the University of Maryland. She is a trustee of the Financial Accounting Foundation (parent of the Financial Accounting Standards Board and Government Accounting Standards Board) and a director of Walter Investment Management Corporation, a publicly-traded REIT. Ms. Brown served as Maryland’s Securities Commissioner from 1987 to 1992, and later was a member of the boards of the National Association of Securities Dealers Regulation and the Certified Financial Planner Board of Standards. Ms. Brown also has served on the boards of a number of not-for-profit entities, including the Baltimore Symphony Orchestra Association.

The Nominating and Governance Committee considered Ms. Brown’s extensive experience in the field of securities regulation, including as a member of several professional standards boards and regulatory bodies and as a practicing securities and corporate lawyer, her distinguished contribution to academia in the field of law and her dedication to public service, in concluding that she should serve as a director of NYSE Euronext. Such experience and qualifications allow her to understand the regulatory functions of the exchanges that we operate and demonstrate her commitment to our industry.

Patricia M. Cloherty	Ms. Cloherty, age 67, has served as a director of NYSE Euronext since April 2009. She is chairman and chief executive officer of Delta Private Equity Partners, LLC, manager of the U.S. Russia Investment Fund and Delta Russia Fund, L.P., two venture capital funds. She is the former co-chairman, president and general partner of Apax Partners, Inc. (formerly Patricof & Co. Ventures, Inc.), a multi-billion-dollar private equity company that she joined in 1970 and from which she withdrew in 2000. From 1977 to 1978, she served as deputy administrator, U.S. Small Business Administration. Ms. Cloherty holds various directorships, among them PrimeStar (Russia), Vesch! (Russia), VideoNext Network Solutions, Inc. (U.S. and Ukraine) and DeltaLeasing (Russia). She is a former trustee of Columbia University, a trustee for life of International House and a trustee emeritus of Columbia University’s Teachers College. She is a member of The Rockefeller University Council and the Council on Foreign Relations. She is also a board member of the American Chamber of Commerce in Russia and a member of the Advisory Boards of two business schools in Russia, in Skolkovo and Saint Petersburg. She was appointed to the Board of the U.S. Russia Investment Fund in 1995 by President Clinton, became chairman in 1998 until 2004 and has been chief executive officer of its management company since 2003.

Ms. Cloherty’s extensive experience in private equity, venture capital, capital formation and international business, including managerial experience as a chief executive officer, leadership roles as a director of a number of international and foreign companies, including several in the technology industry, distinguished contributions to academia and dedication to public service and foreign relations were qualifications and traits that the Nominating and Governance Committee considered when concluding that she should serve on the Board of Directors. These diverse experiences and qualifications demonstrate Ms. Cloherty’s ability to understand the international environment in which we operate and contribute to the Board’s strategic decision-making function.

Sir George Cox	Sir George, age 69, has served as a director of NYSE Euronext and its predecessors since April 2002. Prior to that, he was a senior independent director of London International Financial Futures & Options Exchange (United Kingdom) (“LIFFE”) from 1999 until the acquisition of LIFFE by Euronext in 2002. He was director general of the Institute of Directors, an organization representing individual company directors in the United Kingdom, from 1999 to 2004, and director of Enterprise Insight (United Kingdom) from 2000 to 2005. Sir George also served as chairman of the Design Council, the United Kingdom’s national strategic body for design, served as a senior independent director of Bradford & Bingley (United Kingdom) and served as a trustee of VSO. He is a non-executive director of Shorts Ltd (United Kingdom), the president of the Royal College of Speech and Language Therapists, the chairman of Merlin (Medical Emergency Relief International) USA, a council member of Warwick University and chair of the Warwick Business School Board.

Sir George’s significant experience as a leader of NYSE Euronext and our predecessor organizations, particularly in our derivatives business, of which he has been a leader since the 1990s, allows him to understand our various business segments, our technology, our markets and our strategic objectives. In addition, Sir George’s diverse background as a chairman and director of a number of major organizations, his distinguished contributions to academia and his dedication to public service provide a perspective that enhances the Board’s strategic discussions. The Nominating and Governance Committee considered these attributes and skills upon reaching its conclusion that Sir George should serve as a director of NYSE Euronext.

Sylvain Hefes	Mr. Hefes, age 57, has served as a director of NYSE Euronext since April 2007. He joined NM Rothschild & Sons Ltd. (United Kingdom) in 2005 where he serves as senior advisor. Prior to this time, Mr. Hefes was head of European Wealth Management at The Goldman Sachs Group, Inc. (United States), where he became a partner in 1992 and served as head of the firm’s Paris office and eventually all of the firm’s private banking business in Europe. Mr. Hefes currently serves as chairman of the executive board of Paris Orléans (France), and as a director of Rothschild Continuation Holdings AG (Switzerland).

The Nominating and Governance Committee considered Mr. Hefes’ senior leadership roles at major banking and financial services organizations throughout Europe in concluding that he is able to understand the position of NYSE Euronext and our various business segments relative to our competitors, particularly on an international scale. It is this international perspective, in addition to Mr. Hefes’ diverse professional and managerial experience as a senior partner, chairman and director of a number of major organizations that led the Nominating and Governance Committee to conclude that Mr. Hefes would contribute to the Board’s strategic vision and therefore should serve as a director of NYSE Euronext.

Duncan M. McFarland	Mr. McFarland, age 66, has served as a director of NYSE Euronext and its predecessors since June 2006. He retired in June 2004 as the chairman and chief executive officer of Wellington Management Company (United States), one of the largest global, independent investment managers, after a career of nearly 40 years. He currently serves on the board of two public companies, The Asia Pacific Fund, Inc. (United States) and Gannett Co., Inc. (United States). Mr. McFarland formerly served as a trustee of the Financial Accounting Foundation (parent of the Financial Accounting Standards Board). Mr. McFarland also serves as a trustee of the Claneil Foundation, which primarily serves communities within the greater Philadelphia region, and the Bromley Charitable Trust. He is also a director of New Profit, Inc., a non-government organization that primarily serves inner-city constituencies. He is also a trustee of RARE, Inc., a global environmental organization.

Mr. McFarland’s extensive experience as the chairman and chief executive of a global financial services organization, as a trustee of a financial accounting standards body and as a director of major public companies, including service as the chairman of the executive compensation committee of Gannett, coupled with Mr. McFarland’s dedication to public service were particular experiences, qualifications and traits that the Nominating and Governance Committee considered upon concluding that Mr. McFarland is qualified to understand our results of operations and financial condition, as well as those of our significant business segments, and to add significantly to the Board’s decision-making processes.

James J. McNulty	Mr. McNulty, age 59, has served as a director of NYSE Euronext and its predecessors since December 2005. Mr. McNulty is also the chairman of the board of directors of NYSE Liffe. He served as a director of Archipelago Holdings LLC (United States) from August 2004 to March 2006. Mr. McNulty retired from the Chicago Mercantile Exchange where he served as president and chief executive officer from February 2000 to December 2003 and of Chicago Mercantile Exchange Holdings Inc. from August 2001 to December 2003. He also served as a director on both entities’ boards during that period. Prior to joining the Chicago Mercantile Exchange, he served as managing director and co-head of the Corporate Analysis and Structuring Team in the Corporate Finance Division at Warburg Dillon Read, an investment banking firm now known as UBS Warburg. Mr. McNulty also serves as the senior independent director of ICAP plc and serves on the advisory board of Marvin & Palmer Associates.

Mr. McNulty’s significant experience as a leader of NYSE Euronext and our predecessor organizations as well as his leadership roles with other organizations that operate exchanges, his managerial experience as a chief executive officer and a director and his extensive experience as an investment banker with a global financial services firm led the Nominating and Governance Committee to conclude that he would be able to add unique insight into the position of our company relative to its peers and to guide NYSE Euronext to achieve its operational, financial and strategic goals. The committee therefore concluded that Mr. McNulty should serve as a member of the Board of Directors.

Duncan L. Niederauer	Mr. Niederauer, age 50, was appointed chief executive officer and director of NYSE Euronext, effective December 1, 2007, after joining NYSE Euronext in April 2007 as a member of the management committee. Mr. Niederauer also serves on the boards of NYSE Group and Euronext. Mr. Niederauer was previously a partner at The Goldman Sachs Group, Inc. (United States) (“GS”) where he held many positions, among them co-head of the Equities Division Execution Services franchise and the managing director responsible for Goldman Sachs Execution & Clearing, L.P. (formerly known as Spear, Leeds & Kellogg L.P.). Mr. Niederauer joined GS in 1985. From March 2002 until February 2004, Mr. Niederauer also served on the board of managers of Archipelago Holdings, LLC (United States). Mr. Niederauer also serves on the board of trustees for Colgate University.

In concluding that Mr. Niederauer should serve as a director of NYSE Euronext, the Nominating and Governance Committee considered Mr. Niederauer’s current position as chief executive officer, as well as his leadership role as a member of the board of managers of one of our predecessor organizations and as a senior leader of the execution and clearing businesses of a global financial services firm. Based on these experiences, qualifications and skills, the committee concluded that Mr. Niederauer would contribute a comprehensive knowledge of our business and the challenges and opportunities that we face and would provide a strategic vision for the Board of Directors to achieve our goals.

Ricardo Salgado	Mr. Salgado, age 65, has served as a director of NYSE Euronext and its predecessors since April 2002. Previously, Mr. Salgado served as chairman of the board of BVLP Sociedade de Gestora de Mercados Regulamentados, S.A. (Portugal), from 2000 until the merger with Euronext in 2002. Currently, he also serves as a member of the executive board of the Espirito Santo Group (Portugal), the vice-chairman and president of the executive committee of Banco Espirito Santo (Portugal) and chairman of the board of directors of Espirito Santo Financial Group S.A. (Luxembourg).

Mr. Salgado’s extensive experience as a chairman and member of the executive board of an international banking and financial services organization, in addition to his experience in the European securities exchange industry, including significant experience as a leader of NYSE Euronext and our predecessor organizations, led the Nominating and Governance Committee to conclude that Mr. Salgado would contribute a thorough understanding of our financial and economic climate, particularly on an international level, to the Board of Directors and therefore should serve as a director of our company.

Robert G. Scott	Mr. Scott, age 64, has served as a director of NYSE Euronext since February 2010. Mr. Scott was president, chief operating officer and a director of Morgan Stanley until December 2003 and continues as an advisory director of the company. Mr. Scott was named chief financial officer of Morgan Stanley Dean Witter at the time of the merger between Morgan Stanley and Dean Witter and became president and chief operating officer in 2001. Mr. Scott joined Morgan Stanley in 1970 and became a managing director in 1979. Prior to the merger, Mr. Scott held a number of positions with worldwide responsibility, including director of investment banking from 1994 to 1996, director of corporate finance from 1992 to 1994 and director of capital market services from 1985 to 1992. Mr. Scott is a trustee of Williams College and a member of the advisory council of the Stanford University Graduate School of Business. Mr. Scott is currently a director of Genpact, a publicly traded business process outsourcing company located in India and a member of the board of trustees of New York Presbyterian Hospital. Mr. Scott is a trustee of the Naples Children and Educational Foundation. Mr. Scott is a former executive vice president of the Greater New York Council of the Boy Scouts of America (1992 to

2004) and was a director of Archipelago Holdings, Inc. He is a former trustee of the Japan Society, former chairman of the American Museum of Fly Fishing and a former trustee and chairman (1984 to 2004) of The Seeing Eye, Inc.

The Nominating and Governance Committee believes that Mr. Scott’s diverse professional experience as a president, chief operating officer and chief financial officer of a global financial services firm, his leadership roles as a director of one of our predecessor organizations and as a director of a major international public company, his distinguished contributions to academia and his dedication to public service demonstrate his ability to understand our business and add a perspective that will enhance the Board’s strategic discussions. It is for these reasons that the committee concluded that Mr. Scott should serve on the Board of Directors.

Jackson P. Tai	Mr. Tai, age 59, served as chief executive officer and vice chairman of DBS Group Holdings Ltd. from June 2002 to December 2007. He joined DBS in July 1999. Prior to his eight years of service with DBS in Singapore, he served 25 years with J.P. Morgan & Co. as a managing director in the Investment Banking Division, holding management positions in New York, Tokyo and San Francisco. Mr. Tai has been a director of Brookstone Inc. and its subsidiary, Brookstone Company Inc., since August 2008 and their chairman since February 2009. Mr. Tai serves as a vice chairman of The Islamic Bank of Asia Limited. Mr. Tai has been a director of MasterCard Incorporated since September 2008 and CapitaLand Residential Limited and CapitaLand Ltd. since November 2000. He serves as a trustee of Rensselaer Polytechnic Institute. He has been a member of the supervisory board of ING Groep N.V. since 2008 and serves as a member of the supervisory bard of ING Verzekeringen N.V. and ING Bank N.V. He serves as a member of the Harvard Business School Asia Pacific Advisory Board. He served as a non-executive director of Singapore Telecommunications Ltd. from November 2000 to July 2006.

Mr. Tai’s extensive experience as the chief executive of a major banking and financial services organization, senior leader of a global investment bank, chairman and director of major international public companies, coupled with his deep knowledge of the business, banking and financial services climates in Asia and his dedication to academia are the specific experiences, qualifications, attributes and skills that the Nominating and Governance Committee considered in concluding that Mr. Tai should serve as a director of NYSE Euronext. These qualities will enable him to understand our operations and strategic objectives, particularly on an international level.

Jean-François Théodore	Mr. Théodore, age 63, has been a director of NYSE Euronext since April 2007. Until his retirement in December 2009, he had been the deputy chief executive officer of NYSE Euronext since April 2007 and the chief executive officer and chairman of the managing board of Euronext since its creation in September 2000. He started his career with the French Treasury (Direction du Trésor) at the Ministry of Economy and Finance from 1974 to 1990, serving as assistant head of the State Holdings Bureau. He was then seconded for two years to Crédit National. On his return to the Treasury, he was successively appointed head of the “African States—Franc Zone” Bureau, and head of the Foreign Investment Bureau. In 1984, Mr. Théodore was appointed deputy director in charge of the Banking Department; in 1986, he was appointed deputy director in charge of the Investments, Public Corporations Department, and in 1990, he became chief executive officer of ParisBourse SBF S.A. He presided over the International Federation of Stock Exchanges (FIBV) for two years (1993-1994) and served as president of the Federation of European Stock Exchanges (1998-2000). Mr. Théodore currently serves on the board of the Qatar Exchange.

Mr. Théodore’s significant experience as a leader of NYSE Euronext and our predecessor organizations, coupled with his extensive experience and distinguished contributions to governmental, professional and industry organizations, demonstrated to the Nominating and Governance Committee that he would contribute an exceptional understanding of our business and the regulatory and competitive environment in which we operate to Board discussions and decisions on our operational, financial and strategic objectives and plans. For these reasons, the committee concluded that Mr. Théodore should serve on the Board of NYSE Euronext.

Rijnhard van Tets	Mr. van Tets, age 62, has served as a director of NYSE Euronext and its predecessors since May 2003 and serves as the chairman of Euronext. Mr. van Tets is a managing director at Laaken Asset Management N.V. and previously served as an advisor to the managing board of ABN AMRO Bank N.V. (the Netherlands) until May 2007 and as chairman of the board of Wegener, N.V. until 2007. Mr. van Tets was vice-chairman of the Amsterdam Stock Exchange Association from 1988 to 1989 and a director of Euroclear from 1994 to 1999. Mr. van Tets served as a member of the supervisory board of Reliant Energy N.V. (the Netherlands) from 2000 to 2003 and as a member of the board of Stichting Holland Casino (the Netherlands) from 2000 to 2004. He is the chairman of the supervisory board of Arcadis (the Netherlands) and also a member of the supervisory boards of I.F.F. Holding B.V. (the Netherlands) and Petrofac Ltd. (United Kingdom), chairman of the board of Equity Trust Holdings S.A.R.L. (Luxembourg), chairman of the supervisory board of Euronext Amsterdam N.V. (a subsidiary of Euronext), chairman of the investment committee of Verenigd Bezit (the Netherlands) and chairman of the board of Stichting Administratiekantoor Buhrmann N.V. (the Netherlands).

The Nominating and Governance Committee has considered Mr. van Tets’ significant experience as a leader of NYSE Euronext and our predecessor organizations, as well as his extensive experience in international business as a managing director and partner of an asset management company and chairman and director of a number of global companies. This diversity of professional experiences and significant knowledge of our world-wide business led the committee to conclude that Mr. van Tets would add a valuable perspective to Board discussions and should therefore serve on the Board of Directors.

Sir Brian Williamson	Sir Brian, age 65, has served as a director of NYSE Euronext and its predecessors since April 2002. Previously, he was chairman of LIFFE, from 1985 to 1988 and from 1998 to 2003 (after the acquisition of LIFFE by Euronext), member of court of the Bank of Ireland from 1990 to 1999, director of the Financial Services Authority (United Kingdom) from 1986 to 1998, member and chairman of the International Advisory Board of Nasdaq (U.S.) from 1995 to 1998, and governor-at-large of the National Association of Securities Dealers (U.S.) from 1995 to 1998. He was also chairman of Gerrard Group plc (United Kingdom) from 1989 to 1998, director of Templeton Emerging Markets Investment Trust plc (United Kingdom) from 2002 to 2003 and director of Resolution plc from 2004 to 2008. Currently, Sir Brian is also chairman of Electra Private Equity plc (United Kingdom), chairman of MT Fund Management Ltd (United Kingdom), director of HSBC Holdings plc

(United Kingdom), director of Climate Exchange plc (United Kingdom), director of Politeia (United Kingdom), director of Live-Ex Limited (United Kingdom) and a trustee of the Winston Churchill Memorial Trust.

Sir Brian’s exceptional experience in our industry and with our business, particularly his significant experience as a leader of NYSE Euronext and our predecessor organizations in Europe and with the financial services industry regulatory bodies in the United Kingdom and the United States, together with his extensive experience as a chairman and director of asset managers, investment companies and other public companies as well as his dedication to public service led the Nominating and Governance Committee to conclude that Sir Brian would add deep knowledge and understanding of our business and strategic objectives as well as the regulatory environment in which our exchange businesses operate to our Board and therefore should serve as a director of NYSE Euronext.

Board Recommendation

Our Board of Directors unanimously recommends you vote FOR the election of each of the nominees listed above to the Board.

CORPORATE GOVERNANCE

Overview

We have created a governance structure that we believe reflects the highest standards of independence, oversight and transparency. Our Board regularly reviews corporate governance developments and modifies our Corporate Governance Guidelines, committee charters and practices from time to time. The charters of the Audit Committee, the Human Resources and Compensation Committee and the Nominating and Governance Committee, as well as our Corporate Governance Guidelines and the Director Independence Policy of the Board of Directors are available on our website at www.nyseeuronext.com under the heading Investor Relations—Corporate Governance.

In an effort to further enhance the accountability of each director to our stockholders, the Board recently approved an amendment to our bylaws, subject to regulatory approval as required, that would specify that director nominees in non-contested elections would be elected by a majority vote, rather than the current standard of a plurality vote. If approved by our regulators, this amendment will provide that each vote for a director nominee will be specifically counted “for” or “against” such director nominee’s election. An affirmative majority of the total number of votes cast “for” or “against” such director nominee will be required for election. Stockholders will also be entitled to abstain with respect to the election of any director. In accordance with Delaware law, abstentions will have no effect in determining whether the required affirmative majority vote had been obtained. Under this amendment, in an uncontested election, any director nominee who receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it promptly upon such decision being made and in any event within 90 days from the date of the certification of the election results.

Before this amendment becomes effective, however, it must be submitted to our regulated subsidiaries’ boards of directors and/or the SEC and the various European securities regulators. Specifically, any proposed amendment to our bylaws must either be (i) filed with, and approved by, the SEC and the European securities regulators or (ii) submitted to the boards of directors of our regulated subsidiaries, any of which may determine that the proposed amendment must be filed with, and approved by, the SEC or such European securities regulators. There can be no assurance that we will receive the approval of such regulators for the amendment discussed above or that we will receive any such approval within any particular time period.

In addition, our Board has adopted a Code of Ethics and Business Conduct that applies to our directors, chief executive officer and chief financial officer, as well as to all other employees, which is also available on our website at www.nyseeuronext.com under the heading Investor Relations—Corporate Governance—Governance. Any amendment to the NYSE Euronext Code of Ethics and Business Conduct and any waiver applicable to our directors, executive officers or senior financial officers will be posted on our website within the time period required by the SEC and the NYSE.

Requirements for Directors

Our charter provides that no person that is subject to any statutory disqualification (as defined under Section 3(a)(39) of the Exchange Act) will be permitted to serve as a director of NYSE Euronext.

Each of our directors must be approved by the Chairs Committee of the College of Euronext Regulators and must pass any “fit and proper” test under applicable European laws or regulations. A finding of “fit and proper” takes into account, among other things, the integrity and competence of the individual. All of our current directors, except for Robert G. Scott, have been approved by the Chairs Committee of the College of Euronext Regulators and have been found to be “fit and proper” under applicable European laws and regulations. Mr. Scott, who was appointed to the Board on February 4, 2010, and André Bergen and

Jackson P. Tai, who are new director nominees, have filed the appropriate documents seeking such a finding and, if elected by our stockholders, upon such a finding, will be formally seated as directors on the Board.

Director Independence

NYSE Euronext common stock is listed on the NYSE as well as Euronext Paris. As a company listed on the NYSE, our Board of Directors must comply with the NYSE corporate governance requirements, including the director independence standards. Those standards require that a majority of our Board of Directors be comprised of directors that have no direct or indirect material relationship with NYSE Euronext. In April 2007, we adopted the Independence Policy of the NYSE Euronext Board of Directors (the “Independence Policy”), which was recently amended in December 2009. The Independence Policy sets forth the independence requirements that apply to the members of our Board of Directors, which include and in several respects go beyond the NYSE standards.

Under our Independence Policy, a director is independent only if the Board of Directors determines that such director does not have any material relationships with NYSE Euronext and its subsidiaries. In making independence determinations, the Board must consider the special responsibilities of a director in light of the fact that NYSE Euronext controls entities that are U.S. self-regulatory organizations subject to the supervision of the SEC, as well as entities that are European securities exchanges subject to the supervision of European regulators. A copy of our Independence Policy is attached to this proxy statement as Annex B and available on our website at www.nyseeuronext.com under the heading Investor Relations—Corporate Governance—Board of Directors.

In February 2010, in connection with the Annual Meeting and the election of directors, our Board of Directors reviewed the independence of each director nominee under the standards set forth in our Independence Policy. The Board considered, among other things, all transactions and relationships between each director or any member of his or her immediate family and NYSE Euronext and its subsidiaries and affiliates, as well as with members, allied members, allied persons, member organizations, as those terms are defined for purposes of the Independence Policy, and issuers of listed securities. The types of transactions and relationships that could be considered included direct commercial, industrial, banking, consulting, legal, accounting and charitable relationships as well as indirect relationships such as serving as a partner or officer, or holding shares, of an organization that has a relationship with NYSE Euronext and its subsidiaries and affiliates.

In February 2010, our full Board affirmatively determined that each of Jan-Michiel Hessels, Marshall N. Carter, André Bergen, Ellyn L. Brown, Patricia M. Cloherty, Sir George Cox, Sylvain Hefes, Duncan M. McFarland, James J. McNulty, Ricardo Salgado, Robert G. Scott, Jackson P. Tai, Rijnhard van Tets and Sir Brian Williamson were independent. In addition, previously our Board had affirmatively determined that Dominique Hoënn, Shirley Ann Jackson, Baron Jean Peterbroeck and Alice M. Rivlin, who served as directors during 2009 and are not standing for re-election at the Annual Meeting, William E. Ford, who served as a director during part of the 2009 fiscal year and did not stand for re-election at the 2009 annual meeting, and James S. McDonald, who served as a director until his death on September 13, 2009, were independent while they served on the Board.

As part of the independence review undertaken by our Board, our Board of Directors also determined that none of our independent directors had any material relationship with NYSE Euronext or its subsidiaries or management, outside of their directorships on the boards of NYSE Euronext and its subsidiaries. In making its determinations, the Board of Directors considered the various relationships and found them to be immaterial under our Independence Policy. Some of these relationships included Messrs. Hessels’, McNulty’s and Williamson’s current and former positions as directors of companies with broker-dealer affiliates that are either NYSE, NYSE Arca, Inc. or NYSE Amex LLC members.

Based upon the Board’s independence review, each of our Audit Committee, Human Resources and Compensation Committee and Nominating and Governance Committee are comprised entirely of directors who have been determined to be independent under the NYSE listing standards.

Board Meetings and Committees

Our current Board, with the exception of Robert G. Scott, was elected on April 2, 2009. Mr. Scott was appointed to the Board on February 4, 2010, subject to regulatory approval. There were eight meetings of the Board in 2009. Our non-management directors meet regularly in executive session without management participation, as required by the NYSE listing standards. Jan-Michiel Hessels has been appointed by the Board as the director presiding at these meetings.

As a matter of Board policy, it is expected that each director will be available to attend substantially all of the meetings of the Board and any committees on which the director serves. Each of our directors attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member. In addition, our policy is that all directors and nominees should attend annual meetings of stockholders. All of our current directors attended the 2009 annual meeting.

The Board’s standing committees include the following:

Committee	Members	Primary Responsibilities	# of Meetings

Audit	Marshall N. Carter (Chair) James S. McDonald(1) Patricia Cloherty(2) Sylvain Hefes Dominique Hoënn(3) James J. McNulty(4) Robert G. Scott(5) Rijnhard van Tets
•   Oversees the integrity of NYSE Euronext’s consolidated financial statements and internal controls, compliance with legal and regulatory requirements, the process relating to internal risk management and control systems and the NYSE Euronext tax policy.

•   Prepares the audit committee report to stockholders in the Company’s annual proxy statement.

•   Appoints, oversees the work of, evaluates the qualifications, performance and independence of, determines compensation for and, where appropriate, terminates, replaces or rotates the independent auditor.

•   Reviews and pre-approves, to the extent required by applicable laws and regulations, the scope and general extent of the independent auditor’s services, the significant audit procedures and the estimated audit fees.

•   Reviews the independent auditor’s reports and the internal auditor’s reports.

•   Reviews and approves internal audit plans, recommends changes to the plans and assesses the effectiveness of the internal audit function.

•   Reviews and discusses with management and the independent auditor the financial statements and their preparation and the adequacy of our internal controls.

•   Recommends for Board approval the appointment and replacement of the senior internal audit executive and all matters related to responsibilities, budget and staffing of the internal audit division.
10

Committee	Members	Primary Responsibilities	# of Meetings

Human Resources and Compensation	Sir Brian Williamson (Chair) William E. Ford(6) Duncan M. McFarland James J. McNulty(2) Ricardo Salgado
•   Reviews human resources policies, including the activities relating to recruitment of management committee members.

•   At the request of the Nominating and Governance Committee, advises and assists the Nominating and Governance Committee in reviewing director compensation and benefits.

•   Annually reviews, sets and approves corporate goals and objectives relevant to the compensation of the chief executive officer and deputy chief executive officer, and evaluates the performance of the chief executive officer and deputy chief executive officer in light of these goals and objectives, and together with the other independent directors, determines and approves such compensation.

•   Reviews and makes recommendations to the board with respect to incentive compensation and equity-based plans.

•   Determines the compensation of all management committee members (other than the chief executive officer and deputy chief executive officer).

•   Reviews and approves employment agreements, severance arrangements or change-in-control agreements.

•   Reviews and discusses the Compensation Discussion and Analysis section in the proxy statement.
6

Committee	Members	Primary Responsibilities	# of Meetings

Nominating and Governance	Alice M. Rivlin (Chair)(3) Ellyn L. Brown Marshall N. Carter(4) Sylvain Hefes Jan-Michiel Hessels Ricardo Salgado(4)
•   Identifies and recommends candidates for election to the Board.

•   Receives and reviews recommendations from stockholders or the public in considering candidates for Board membership and annually reviews and recommends to the Board the Candidate Nomination Policy related to such public nominations.

•   Makes recommendations to the Board with respect to the determination of director independence.

•   Recommends to the Board committee chairman and membership appointments.

•   Reviews and recommends to the Board the compensation and benefits of non-executive directors.

•   Establishes the appropriate process for and oversees the self-assessment of the Board and oversees the evaluation of management.
			6

Technology	Sir George Cox (Chair) Shirley Ann Jackson(3) Duncan M. McFarland(4) James J. McNulty Baron Jean Peterbroeck(3)	• Assesses significant technology opportunities and monitors the progress of special initiatives. • Reviews the annual information technology (“IT”) plan and IT budget and monitors the progress of the implementation of the annual IT plan. • Discusses major technology risks and challenges.	5

(1)	Mr. McDonald served as a director, including as chair of the Audit Committee, until his death on September 13, 2009.
(2)	Director served on the committee from April 2, 2009.
(3)	Not standing for re-election at the Annual Meeting.
(4)	Director served on the committee until April 2, 2009.
(5)	Director served on the committee from February 4, 2010.
(6)	Mr. Ford retired as a director on April 2, 2009.

Audit Committee

The Audit Committee is composed of six independent directors and operates pursuant to a written charter. Our Audit Committee Charter is available on our website at www.nyseeuronext.com under the heading Investor Relations—Corporate Governance—Committees. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act.

The Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that Marshall N. Carter is an “audit committee financial expert” within the meaning of the rules of the SEC.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee (“HR&CC”) is composed of four independent directors and operates pursuant to a written charter. Our HR&CC Charter is available on our website at www.nyseeuronext.com under the heading Investor Relations—Corporate Governance—Committees.

HR&CC Interlocks and Insider Participation

In 2009, our HR&CC consisted of Sir Brian Williamson, William E. Ford (until his retirement on April 2, 2009), Duncan M. McFarland, James J. McNulty (since April 2, 2009) and Ricardo Salgado. No member of the HR&CC is a current or former officer or employee of NYSE Euronext or any of its subsidiaries, with the exception of Sir Brian Williamson, who resigned as executive chairman of LIFFE, the predecessor of NYSE Liffe, in April 2003. There are no compensation committee interlocks (i.e., situations where an executive officer of NYSE Euronext serves on the board or compensation committee of another company and an executive officer of such company serves on our board or HR&CC).

Compensation Decision Process

Although executive compensation decisions are made within the HR&CC’s discretion, the committee seeks input from management and guidance from its independent compensation consultant. The HR&CC retained Watson Wyatt (now known as Towers Watson) as an independent compensation consultant to provide the committee with guidance and services relating to executive pay. The consultant provides various analyses, as directed by the committee, as well as recommendations regarding executive compensation philosophy and design, including the selection of the companies included in the comparator groups that the HR&CC uses for market compensation data. For more information, please see Compensation of Executive Officers—Compensation Discussion and Analysis—Compensation Process and Market Comparisons.

Role of NYSE Euronext Executives

None of our executives has any direct role in determining the amount of his or her compensation. However, our chief executive officer recommends compensation packages for other named executives, other than the president and deputy chief executive officer of NYSE Euronext. His assessment of each executive is based on his or her contributions to achieving the priorities and objectives outlined by the Board of Directors and the related work performed by our global head of Human Resources. Our chief executive officer also recommended for 2009 that the annual bonus pool be maintained (for constant population) at the same level as in 2008, which is 20% less than 2007 levels. For more information, please see Compensation of Executive Officers—Compensation Discussion and Analysis.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of four independent directors and operates pursuant to a written charter. The Nominating and Governance Committee Charter is available on our website at www.nyseeuronext.com under the heading Investor Relations—Corporate Governance—Committees.

Our bylaws provide that the Nominating and Governance Committee must be composed of an equal number of U.S. domiciliaries and European domiciliaries.

The Nominating and Governance Committee is responsible for proposing a slate of directors for election by the stockholders. The Nominating and Governance Committee is responsible for proposing persons as candidates for the Board of Directors who, in the opinion of the committee, (1) meet the requirements related to Board composition set forth in the bylaws, (2) are committed to serving the best interests of NYSE Euronext and (3) can discharge the obligations of directors under the NYSE Euronext charter. As part of this process, the Nominating and Governance Committee reviews each incumbent director’s continued service on the Board of Directors on an annual basis.

The Nominating and Governance Committee considers each nominee on his or her individual merits, taking into account the needs of NYSE Euronext and the composition of the Board of Directors. Members of the Nominating and Governance Committee discuss and evaluate director candidates and may employ outside consultants to help identify director candidates. The Nominating and Governance Committee will consider nominees recommended by stockholders and the public on the same basis as it considers any other candidates.

The Nominating and Governance Committee selects director candidates on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, previous board or top-level management/leadership experience and ability to make independent analytical inquiries. See Election of Directors—Nominees for Election to the Board of Directors. The Nominating and Governance Committee also considers the skill sets and experiences of the existing directors and actively seeks to add directors who would bring additional relevant skill sets and experiences to the Board or would replace skill sets and experience lost through a director’s retirement. Subject to a determination of the Board as set forth in the Independence Policy, directors are required to be independent from listed companies and NYSE, NYSE Arca, Inc. and NYSE Amex LLC members under the Independence Policy established by the Board. At least three-fourths of the directors also must be independent from the management of NYSE Euronext and its subsidiaries in a manner comparable to the requirements of the NYSE governance standards for listed companies. Among other things, no independent director currently may be, or within the past three years may have been, an employee of NYSE Euronext or its subsidiaries, and independent directors must have no other material relationship with NYSE Euronext and its subsidiaries. In selecting director candidates, NYSE Euronext and its subsidiaries do not discriminate on the basis of race, color, religion, sex, sexual orientation, national origin, age, people with disabilities, marital status, citizenship, genetic predisposition or carrier status or any other characteristic protected by law. Our Candidate Nomination Policy, which contains the criteria for director candidates, is available on our website at www.nyseeuronext.com under the heading Investor Relations—Corporate Governance—Board of Directors.

Stockholders and members of the public who wish to submit candidates for consideration should submit them in accordance with the procedures described under Other Matters—Director Nominations and Other Business below.

Technology Committee

The Technology Committee is composed of four directors and operates pursuant to a written charter. The Technology Committee Charter is available on our website at www.nyseeuronext.com under the heading Investor Relations—Corporate Governance—Committees.

Complaint Procedures for Accounting, Internal Accounting Controls or Auditing Matters

NYSE Euronext has adopted a global whistleblowing policy to enable anyone who has a good-faith complaint regarding NYSE Euronext’s accounting, internal accounting controls or auditing matters to communicate that complaint directly to the Audit Committee. Employees of NYSE Euronext may do so on a confidential or anonymous basis. Anyone with complaints regarding accounting matters, internal accounting controls or auditing matters may report them to the NYSE Euronext’s chief compliance officer or directly to the Audit Committee by mail to NYSE Euronext, 20 Broad Street, 8th Floor, New York, New York 10005 or by email to ccereporting@nyx.com or through EthicsPoint, a third-party anonymous and confidential reporting website (www.ethicspoint.com) and telephone hotline (provided on the website).

Policy Regarding Communications with the Chairman, Non-Management Directors and the Board

We have adopted procedures for communicating with our chairman, independent directors and the Board of Directors as a whole. Any person may communicate in writing to NYSE Euronext’s chief compliance officer, the chairman of our Board of Directors, our independent directors as a group or our Board of Directors via regular mail addressed to NYSE Euronext, 11 Wall Street, New York, New York 10005. You may also send an email directly to the chief compliance officer at ccereporting@nyx.com, to the corporate secretary at corpsecy@nyx.com or to the chairman of the Board of Directors at chairman@nyx.com. All written submissions that appear to be good faith efforts to communicate with Board members about matters involving the interests of NYSE Euronext and our stockholders are collected and forwarded on a periodic basis to the Board of Directors along with a summary of our actions in response to such submissions. Communications that are not related to a director’s duties and responsibilities as a Board member may be excluded by the Office of the General Counsel. The directors to whom such information is addressed will be informed that the information has been removed and that it will be made available to such directors upon request. Matters related to regulatory functions of our U.S. securities exchanges are forwarded directly to NYSE Regulation, an indirect not-for-profit subsidiary of NYSE Euronext.

Compensation of Directors

Non-management directors of NYSE Euronext are compensated under the director compensation plan approved by the Board, under which the chairman of our Board of Directors, Jan-Michiel Hessels, is entitled to an annual fee of $450,000, the deputy chairman of our Board of Directors, Marshall N. Carter, is entitled to an annual fee of $250,000 and the non-management directors are each entitled to an annual fee of $150,000. In each case, 50% of the annual fee is payable in restricted stock units (“RSUs”) granted under the NYSE Euronext Omnibus Incentive Plan, and 50% is payable in cash. RSUs granted to each director will be delivered upon the director’s retirement, resignation or other termination (except for cause) and pay dividend equivalents. Additional annual fees, payable entirely in cash, of (a) $25,000 are generally payable to the chairman of the Audit Committee (except when such chairman is also the chairman or deputy chairman of the Board, such as the case with Marshall N. Carter, as described below) and (b) $10,000 are payable to each of the chairmen of the Nominating and Governance Committee, the Technology Committee and the Human Resources and Compensation Committee, Alice M. Rivlin, Sir George Cox and Sir Brian Williamson, respectively, and to all members of the Audit Committee other than the chairman.

All cash payments are prorated to reflect changes in service or retirement. The chairman and deputy chairman of the Board do not receive additional annual fees for committee service. Our directors are also reimbursed for their out-of-pocket travel expenses. In addition, in some cases, non-management directors who also serve as directors on the boards of our subsidiaries receive additional compensation for such service. We generally provide our non-U.S. based directors with reimbursement for tax advice and preparation services primarily related to additional tax obligations resulting from their compensation as directors.

The following table contains compensation information about the fees and other compensation paid to the members of the NYSE Euronext Board of Directors in the fiscal year ended December 31, 2009.

	Fees Earned
	or Paid in	Stock	All Other
Name	Cash(1)	Awards(2)	Compensation(3)	Total

Ellyn L. Brown(4)	$125,000	$74,994	$7,597	$207,591
Marshall N. Carter	125,000	124,996	14,575	264,571
Patricia M. Cloherty(5)	63,750	74,994	3,670	142,414
Sir George Cox	85,000	74,994	6,551	166,545
William E. Ford(6)	18,750	—	490,701	509,451
Sylvain Hefes	85,000	74,994	6,551	166,545
Jan-Michiel Hessels(7)	235,458	225,001	30,069	490,528
Dominique Hoënn(8)	127,981	74,994	6,551	209,526
Shirley Ann Jackson(9)	150,000	74,994	7,596	232,590
James S. McDonald(10)	50,000	74,994	5,264	130,258
Duncan M. McFarland	75,000	74,994	7,596	157,590
James J. McNulty(11)	77,500	74,994	334,136	486,630
Baron Jean Peterbroeck(12)	75,000	74,994	6,551	156,545
Alice M. Rivlin(13)	85,000	74,994	7,596	167,590
Ricardo Salgado	75,000	74,994	6,551	156,545
Rijnhard van Tets(14)	142,869	74,994	26,433	244,296
Sir Brian Williamson(15)	85,000	74,994	16,551	176,545

(1)	For payments made for subsidiary board service in the Netherlands and in France to Messrs. Hessels, Hoënn and van Tets, figures in this column contain the dollar equivalent of amounts earned in euros, based on $1.39 per euro.

(2)	This column represents the aggregate grant date fair value of stock awards granted by NYSE Euronext in 2009, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, please see Note 2 to the consolidated financial statements included in NYSE Euronext’s 2009 annual report on Form 10-K.

(3)	This column includes dividend equivalents paid to directors on their RSUs as follows: Ms. Brown ($7,597), Mr. Carter ($14,575), Ms. Cloherty ($3,670), Sir George ($6,551), Mr. Ford ($1,570), Mr. Hefes ($6,551), Mr. Hessels ($19,653), Mr. Hoënn ($6,551), Dr. Jackson ($7,597), Mr. McDonald and his estate ($5,264), Mr. McFarland ($7,597), Mr. McNulty ($7,597), Baron Peterbroeck ($6,551), Dr. Rivlin ($7,597), Mr. Salgado ($6,551), Mr. van Tets ($6,551) and Sir Brian ($6,551).

(4)	Fees Earned or Paid in Cash includes $50,000 related to service on the board of directors of NYSE Regulation.

(5)	Ms. Cloherty joined the board on April 2, 2009.

(6)	Mr. Ford served as a director until his retirement on April 2, 2009. All Other Compensation consists of (a) the amounts described in footnote 3 and (b) payments that were not intended to compensate Mr. Ford for services rendered, rather to hold him harmless from the penalty tax and other consequences of the premature delivery of shares prior to the scheduled payment date under the RSU arrangement, as described under Section 16(a) Beneficial Ownership Reporting Compliance. The company made these payments to Mr. Ford in order to neutralize the penalty tax. In addition to such payments, NYSE Euronext paid $60,188 in fees and expenses incurred by Mr. Ford’s legal and tax advisers in connection with such premature delivery of shares.

(7)	Fees Earned or Paid in Cash includes a fee of $10,458 paid to Mr. Hessels for his service on the supervisory board of Euronext Amsterdam N.V. All Other Compensation consists of (a) the amounts described in footnote 3, (b) amounts paid in connection with tax advice and preparation services and (c) amounts related to security services.

(8)	Fees Earned or Paid in Cash includes $40,438 paid to Mr. Hoënn for his service as vice chair of the Euronext supervisory board and chairman of the Euronext audit committee and includes payment for services in 2009 as a member of the Conseil d’Orientation of Euronext Paris S.A. Mr. Hoënn is not standing for re-election at the Annual Meeting.

(9)	Fees Earned or Paid in Cash for Dr. Jackson includes $75,000 related to service as member and chairman of the NYSE Regulation board of directors. Dr. Jackson is not standing for re-election at the Annual Meeting.

(10)	Mr. McDonald served as a director until his death on September 13, 2009. Amounts in this table reflect amounts paid to Mr. McDonald and to his estate following his death.

(11)	All Other Compensation consists of (a) the amounts described in footnote 3 and (b) payments that were not intended to compensate Mr. McNulty for services rendered, rather to hold him harmless from the penalty tax and other tax consequences of the premature delivery of shares prior to the applicable payment date, as described under Section 16(a) Beneficial Ownership Reporting Compliance. In addition to such payments, NYSE Euronext paid $567,412 in fees and expenses incurred by Mr. McNulty’s legal advisers in connection with such premature delivery of shares.

(12)	Baron Peterbroeck is not standing for re-election at the Annual Meeting.

(13)	Dr. Rivlin is not standing for re-election at the Annual Meeting.

(14)	Fees Earned or Paid in Cash includes $57,869 for Mr. van Tet’s service as chairman of the Euronext supervisory board, as a member of the Euronext audit committee and as chairman of the supervisory board of Euronext Amsterdam N.V. All Other Compensation consists of (a) the amounts described in footnote 3, (b) $10,995 as payment of VAT for payments in the Netherlands and (c) amounts paid in connection with tax advice and preparation services.

(15)	All Other Compensation for Sir Brian consists of (a) the amounts described in footnote 3 and (b) $10,624 in connection with tax advice and preparation services.

The following table sets forth outstanding equity awards, all of which are fully vested but not delivered, held by each of our non-employee directors as of December 31, 2009:

Number of
RSUs
Name	Outstanding(1)

Ellyn L. Brown	6,696
Marshall N. Carter	12,436
Patricia M. Cloherty	4,078
Sir George Cox	5,999
William E. Ford(2)	—
Sylvain Hefes	5,999
Jan-Michiel Hessels	17,996
Dominique Hoënn	5,999
Shirley Ann Jackson	6,696
James S. McDonald(3)	1,538
Duncan M. McFarland	6,696
James J. McNulty	19,066 (4)
Baron Jean Peterbroeck	5,999
Alice M. Rivlin	6,696
Ricardo Salgado	5,999
Rijnhard van Tets	5,999
Sir Brian Williamson	5,999

(1)	None of the directors had options outstanding as of the fiscal year end.

(2)	Mr. Ford served as a director until his retirement on April 2, 2009. As of April 2, 2009, Mr. Ford held 2,618 RSUs. After his retirement, these awards were delivered to Mr. Ford in accordance with their terms.

(3)	Mr. McDonald served as a director until his death on September 13, 2009. Mr. McDonald held 6,696 RSUs at the time of his death. After his death, 5,158 RSUs were converted into common stock and delivered to his estate in accordance with their terms. The remaining RSUs will be delivered annually in accordance with their terms.

(4)	Includes 12,370 restricted stock units issued to directors (“Director RSUs”) relating to Mr. McNulty’s service as a member of the Archipelago Holdings, Inc. board of directors prior to the Archipelago/NYSE combination in 2006.

Considerations of Diversity in the Nominations Process

The Nominating and Governance Committee considers diversity in identifying nominees to serve as directors of NYSE Euronext. Although the Nominating and Governance Committee does not have a formal diversity policy, our Candidate Nomination Policy states that the Nominating and Governance Committee believes that director candidates must have “[d]iversity of personal, professional and cultural experience.” As described above under Election of Directors—Nominees for Election to the Board of Directors, the committee makes an assessment of the specific experience, qualifications, attributes and skills of each director nominee, and one of the factors that the committee considers in making this assessment is the extent to which the candidate demonstrates the desired diversity of personal, professional and cultural experiences among the director nominees.

In addition, our Candidate Nomination Policy contains a non-discrimination provision that states that “[i]n selecting director candidates, NYSE Euronext and its subsidiaries do not discriminate on the basis of race, color, religion, sex, sexual orientation, national origin, age, people with disabilities, marital status, citizenship, genetic predisposition or carrier status, or any other characteristic protected by law.” The committee at all times abides by such non-discrimination provision in the selection and recommendation of director nominees.

Board Leadership Structure and Board’s Role in Risk Oversight

The leadership structure of the Board of Directors is dictated, in part, by our bylaws, which require that either (1) the chairman of the Board of Directors be a U.S. person and the chief executive officer be a European person or (2) the chairman of the Board of Directors be a European person and the chief executive officer be a U.S. person. Accordingly, we have separated the role of chairman and chief executive officer. We believe that this is the best structure for a company, such as ours, which is the culmination of a merger between two robust organizations operating in the United States and Europe to become a global, integrated company. This structure also provides for independent oversight of management at the Board leadership level.

The Company has a comprehensive risk management process that is ultimately overseen by the Board. The Company formed a Business Risk Group that is comprised of key individuals from across the Company’s geographic and business units. The Business Risk Group is responsible for identifying, aggregating and escalating the most significant risks across the Company for periodic discussion with the management committee and Board of Directors. In the execution of its responsibilities, the Business Risk Group looks at external and internal challenges facing the Company, including relevant strategic, operational, financial and compliance risks. Throughout this process, the Business Risk Group identifies key risk drivers and reviews the potential likelihood, possible magnitude and importance of risks. The Business Risk Group also provides suggestions on how to mitigate such risks and assigns appropriate senior executives to act as risk managers.

The Business Risk Group also partners with the Company’s global risk and audit services group (“RAS”) to create the proper framework and process for risk identification. RAS is led by the Company’s general auditor, who reports directly to the Audit Committee of the Company. RAS provides independent objective assurance and other services to assist management (including the Business Risk Group) and the Board in risk assessment and ensures appropriate escalation and accurate disclosure of risk matters. In addition, the Board receives reports from the general auditor regarding the risk assessment process, and the Audit Committee receives the results of reviews and internal audits of the process and underlying risk factors and monitors the appropriate disclosure of such risks to investors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) reports they file.

Based on our records, and written representations and other information that we received during this fiscal year, we believe that during fiscal 2009 all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them, except as follows:

•	As a result of an administrative error by NYSE Euronext, 13,251 RSUs issued under the NYSE Euronext Omnibus Incentive Plan were mistakenly converted into NYSE Euronext common stock and delivered to William E. Ford, a former director. In order to correct the initial administrative error, these shares of common stock were returned to NYSE Euronext after Mr. Ford’s retirement from the Board of Directors. Due to an administrative error by NYSE Euronext, Mr. Ford failed to timely report the delivery of the shares of common stock or the return of such shares to NYSE Euronext. The initial delivery of shares of common stock and the return of such shares to NYSE Euronext were subsequently reported on Form 4.

•	As a result of an administrative error by NYSE Euronext, 12,370 RSUs issued under the NYSE Euronext Omnibus Incentive Plan were mistakenly converted into NYSE Euronext common stock and delivered to James J. McNulty. In order to correct the initial administrative error, these shares of common stock were returned to NYSE Euronext and the shares were converted back into RSUs to restore the RSUs to Mr. McNulty’s RSU account under the plan. Due to an administrative error by NYSE Euronext, Mr. McNulty failed to timely report the delivery of the shares of common stock or the return of such shares to NYSE Euronext. The initial delivery of shares of common stock and the return of such shares to NYSE Euronext were subsequently reported on Form 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information, as of March 1, 2010, regarding the beneficial ownership of shares of NYSE Euronext common stock by:

•	each person who is known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	our directors and executive officers as a group.

Unless otherwise indicated, the business address of our director and named executive officers is 11 Wall Street, New York, New York 10005. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. In accordance with SEC rules, the following includes shares that may be acquired pursuant to RSUs and employee stock options that are or will become exercisable within 60 days. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of our common stock shown as beneficially owned by that stockholder. Unless otherwise indicated, no shares have been pledged as security.

	Number of Shares of		Percentage
Name and Address of Beneficial Owner	Common Stock		of Class

5% Holder
BlackRock, Inc.	14,170,847	(1)	5.44%
40 East 52nd Street New York, NY 10022

Directors
Jan-Michiel Hessels	17,996	(2)	*
Marshall N. Carter	12,536	(3)	*
Duncan L. Niederauer**	93,636	(4)	*
Ellyn L. Brown	6,696	(2)	*
Patricia M. Cloherty	4,078	(2)	*
Sir George Cox	5,999	(2)	*
Sylvain Hefes	5,999	(2)	*
Dominique Hoënn	5,999	(2)	*
Shirley Ann Jackson	6,696	(2)	*
Duncan M. McFarland	8,696	(5)	*
James J. McNulty	36,066	(6)	*
Baron Jean Peterbroeck	10,899	(7)	*
Alice M. Rivlin	6,696	(2)	*
Ricardo Salgado	5,999	(2)	*
Jean-François Théodore	182,235		*
Rijnhard van Tets	5,999	(2)	*
Sir Brian Williamson	5,999	(2)	*

Named Executive Officers
Dominique Cerutti	—		*
Lawrence E. Leibowitz	9,371		*
Michael S. Geltzeiler	3,610		*
Roland Bellegarde	23,889		*
John K. Halvey	25,223	(8)	*
Directors and executive officers as a group	484,317		0.19%

(1)	Based on the Schedule 13G filed by BlackRock, Inc. for the year ended December 31, 2009. The Schedule 13G discloses that BlackRock, Inc. has sole voting and dispositive power with respect to these shares.

(2)	Consists of Director RSUs. An equal number of shares of common stock underlying such Director RSUs will be delivered to the director upon his or her termination of service on the Board for any reason other than removal for cause.

(3)	Includes 12,436 Director RSUs.

(4)	Includes 17,352 RSUs.

(5)	Includes 6,696 Director RSUs.

(6)	Includes 19,066 Director RSUs.

(7)	Includes 5,999 Director RSUs.

(8)	Includes 10,192 RSUs.

*	Less than 1% of the class.

**	Also a named executive officer.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report

The Human Resources and Compensation Committee of the Board (the “HR&CC”) reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management, with Watson Wyatt (the HR&CC’s outside compensation consultant) and with counsel. Based on such review and discussions, the HR&CC recommended to the Board that the CD&A be included in this proxy statement.

Members of the HR&CC:

Sir Brian Williamson, Chair
Duncan M. McFarland
James J. McNulty
Ricardo Salgado

Compensation Discussion and Analysis

Our company is complex and unique—our historical foundation lies in the traditional exchange business, yet we are entrepreneurial and innovative and are committed to becoming a world-class technology solutions provider. We face increasing competition from a variety of sources as the methods by which capital markets can be formed and operated continue to expand and the services they require proliferate. We require a dynamic, globally integrated, technologically skilled and entrepreneurial management team to accomplish our goals.

This CD&A describes the principles, policies and practices that were the foundation of our executive compensation program in 2009 and explains the application of these principles, policies and practices to seven of our executive officers: our chief executive officer, our president and deputy chief executive officer, our former deputy chief executive officer, our chief financial officer and the three other most highly compensated executives. These seven executives are named in the 2009 Summary Compensation Table that follows this CD&A, and we refer to them as our “named executives.”

Executive Summary

In 2009 we embarked on several key initiatives to help us to meet the challenges of the dynamic global exchange landscape. We successfully repositioned our overall cost structure, bringing it more in line with our revenue model. We continued to defend and grow our core franchises, embarked on several new business initiatives to diversify our revenue base, began to modernize our technology platforms and clarified our long- and medium-term business strategy with the Board. In summary, we are a company that is emerging from a real transformation and increasingly focused on more than just reducing costs, but also on growing revenue from existing businesses and pursuing new opportunities to generate revenue. Our compensation decisions in 2009 recognized these achievements within the context of the year’s business results. To that end, we took the following actions to proactively deliver our executives’ compensation:

•	Froze base salaries for all named executives for the second year in a row;

•	Only modestly increased short-term annual bonuses for some named executives (as discussed below under Annual Performance Bonus—Individual Considerations);

•	Tied a significant portion of compensation to long-term performance by delivering half of the annual performance bonus in time-vesting equity awards;

•	Paid long-term incentive (“LTI”) compensation for the named executives in aggregate at 18% below the previous year’s awards and awarded LTI grants that cliff vest on the third anniversary of the grant; and

•	Continued to transition to a unified global compensation structure, aligning legacy programs, arrangements and cultural elements across business segments and geographical areas.

In taking these specific actions, we did not deviate from the core fundamentals of our compensation philosophy. Specifically, we continued to tie compensation to the value of our common stock; this is a foundation of our compensation program. We believe that it is essential for our senior executives to have a stake in the Company. Equity-based compensation provides our senior executives with opportunities to participate in the success of the Company over the long-term and links the interests of our executives with those of our stockholders. In 2009, we continued to use equity to reward short-term performance under our annual incentive plan and continued to use grants of equity-based compensation with longer vesting provisions as a vehicle to reward sustained long-term performance of the Company. It is through this strategic foundation and the specific tactics taken in this challenging year that we delivered the elements of executive compensation to meet the principles of our program.

Objectives and Design of the Compensation Program

Guiding Principles

Our management compensation program was designed around the following guiding principles:

•	Emphasize shared goals and objectives by having management committee members (which includes all the named executives) participate in one unified global compensation program;

•	Attract and retain highly talented, dedicated, results-oriented executives with competitive compensation packages;

•	Encourage and reward robust performance of NYSE Euronext and its respective business units with an annual bonus program that incorporates a strong pay-for-performance relationship;

•	Reward corporate, operating unit and individual factors that support our culture, such as individual excellence, integrity, innovation, customer focus, teamwork and emphasis on diversity;

•	Foster an ownership culture through direct participation in our long-term stock performance; and

•	Promote transparency and accountability through the use of relatively few, straightforward compensation components.

Elements of Executive Compensation

To implement our guiding principles, our annual executive compensation program for 2009 comprised three basic elements:

•	Base salary to attract and retain highly talented, dedicated and results-oriented executives;

•	Annual performance bonus paid partially in cash, but with a significant portion paid in equity, in order to tie compensation to annual and longer-term performance; and

•	Annual grants of long-term equity awards that, for 2009, were in the form of time-vested RSUs to foster an ownership culture and to provide executives with a direct investment in long-term success and growth of the Company.

Each of these elements is discussed in detail below.

NYSE Regulation

To maintain the independence of our not-for-profit subsidiary, NYSE Regulation, the compensation of its executives is determined solely by its board of directors, and the executives of NYSE Regulation do not participate in some of our general compensation programs, including our equity compensation plans. The HR&CC advises and assists the NYSE Regulation board at its request concerning executive compensation policies and procedures, and we believe that the compensation philosophies of the HR&CC and the NYSE Regulation board are consistent. None of our current named executives is an executive of NYSE Regulation.

Compensation Process and Market Comparisons

Peer Groups

Annually, with the assistance of Watson Wyatt, the HR&CC reviews our competitive peer groups and ensures their continued applicability. These peer groups are used to provide the HR&CC insights into the markets within which we compete for executive talent. Results from studies of the peer groups guide, but do not dictate, the committee’s decisions regarding pay level and design and architecture. The committee believes that its approach, of not targeting a specified pay percentile but rather allowing the relative level and design of the programs to inform pay decisions, is appropriate when one considers the diverse nature of our management team.

The HR&CC has examined two peer groups because of the evolving nature of our company. Because of our historical foundation as a traditional exchange business, the HR&CC constructed a peer group consisting of “industry peers” described below. We are also entrepreneurial and innovative and committed to becoming a world-class technology solutions provider, so the HR&CC also constructed a peer group consisting of “global peers” discussed below.

In 2009 the HR&CC determined that it should continue to use the two peer groups that it had originally developed as they provide the most thorough assessment of those talent markets. As described below, however, the groups were modified in 2009. Accordingly, decisions taken in early 2009 were based on the 2008-2009 peer groups while those made in the later part of 2009 were informed by the 2009-2010 peer groups.

The first peer group (the “industry peers”) consists of publicly traded global marketplaces that are direct competitors of NYSE Euronext. The 2009-2010 “Global Exchange Peer Group,” and changes made from the previous year, is outlined below:

ASX Limited*	Interactive Brokers Group, Inc.
CME Group Inc.	London Stock Exchange Group plc
Deutsche Börse AG	The NASDAQ OMX Group, Inc.
Hong Kong Exchanges and Clearing Limited*	Singapore Exchange Limited*
ICAP plc	TMX Group Inc.
IntercontinentalExchange, Inc.

In 2009, MF Global Ltd. was removed from the 2009-2010 Global Exchange Peer Group because its relative size and business model were deemed to be an inappropriate comparison. Companies added in 2009 are indicated with an asterisk; these three additions reflect the increasing global nature of our business.

The second peer group (the “global peers”) consists of a blend of U.S. and non-U.S. domiciled companies that have a global reach, in addition to having characteristics such as brand name recognition, regulatory compliance obligations and a technology-dependent business component. In 2009, the HR&CC requested that this peer group be modified to reflect regulatory and other changes in the global financial services industry and NYSE Euronext’s advancement toward a technology-based business model. To that end, financial services companies in the 2008-2009 Global Peer Group whose circumstances made them no longer comparable—which include American Express, AXA, Lloyds, MetLife, Royal Bank of Scotland and Wells Fargo—were removed from the 2009-2010 Global Peer Group, as was WPP Group because its business model was no longer comparable as a labor market comparison to NYSE Euronext. Companies added in 2009 for the 2009-2010 “Global Peer Group” are indicated with an asterisk:

Accenture*	ING Groep N.V.
AEGON N.V.	Oracle Corporation*
Automatic Data Processing, Inc.*	The Progressive Corporation*
Barclays PLC	Prudential Financial, Inc.
BlackRock, Inc.	SAP AG*
BNP Paribas	Société Générale Group
Fiserv, Inc.*	State Street Corporation*
Genworth Financial, Inc.	Visa Inc.*

“Pay Mix”

We believe that the mix of cash and equity awards should provide an appropriate balance between fixed and variable, cash and equity and short- and long-term pay elements. This practice holds executives accountable for annual and longer-term performance and mitigates risk taking. Accordingly, while it does not target specified percentages, the HR&CC seeks to allocate a greater portion of compensation to variable and equity-based pay than it allocates to cash, particularly salary.

The HR&CC commissioned Watson Wyatt to conduct an analysis to test this premise against the two peer groups discussed above under Peer Groups. The following exhibit illustrates the relationship of the total direct compensation of the named executives versus its comparator groups, based on its 2008 bonus (paid in 2009) and its February 2009 LTI grants (against the 2008 compensation of the peers as disclosed in 2009 proxy statements). The two charts compare the mix of pay of our chief executive officer to the chief executive officers of the two peer groups and the other named executives in the aggregate. It demonstrates that our named executives received more of their compensation in the form of performance-based pay, and long-term equity pay, than the peers. The HR&CC believes that delivering pay in this manner to the senior executives in our business is a leading industry practice.

CEO - Mix of Pay	Other Named Executives - Mix of Pay

(1)	The equity component of the NYSE Euronext bar reflects RSU awards under our LTI plan (which vest entirely after three years) and as an annual performance bonus (which vest ratably over a three-year period). For the chief executive officer, the LTI plan award comprises 29% of total compensation, and the annual bonus comprises 29% of total compensation.

(2)	The equity component of the NYSE Euronext bar reflects RSU awards under the LTI plan (which vest entirely after three years) and as annual performance bonuses (which vest ratably over a three-year period). For the other named executives, the LTI plan awards comprise 35% of total compensation, and annual bonuses comprise 23% of total compensation.

Base Salary

We establish base salaries at levels that we believe are commensurate with title, position and experience. For our chief executive officer, salary was set at $1,000,000, and for our president and deputy chief executive officer, salary was set at €675,000. Salaries for group executive vice presidents were set at $750,000 or €500,000. In each case, salaries are denominated in dollars or euros based on the executive’s location, and the rates were designed to be roughly equivalent in light of prevailing exchange rates.

The salary levels for each title were developed taking into account historic salary practices, appropriate differentiation among the titles, the desire to achieve consistency across geographic locations and general views of competitive practice.

We did not increase the salary level for any named executive in 2009 from 2008. The following table summarizes the annual salary levels for 2007, 2008 and 2009.

Annual Salary

Name	Year	Position	Salary(1)

Current Executives
Duncan L. Niederauer	2009	Chief Executive Officer	$1,000,000
	2008		$1,000,000
	2007		$750,000
Dominique Cerutti	2009	President and Deputy Chief Executive Officer	€675,000	(2)
Lawrence E. Leibowitz	2009	Chief Operating Officer	$750,000
	2008		$750,000
	2007		$750,000
Michael S. Geltzeiler	2009	Group Executive Vice	$750,000
	2008	President and Chief Financial Officer	$750,000
Roland Bellegarde	2009	Group Executive Vice President and	€500,004	(2)
	2008	Head of European Execution	€500,004	(2)
	2007		€277,764	(2)
John K. Halvey	2009	Group Executive Vice	$750,000
	2008	President and General Counsel	$750,000
Former Executive
Jean-François Théodore	2009	Deputy Chief Executive Officer	€675,000	(2)
	2008		€675,000	(2)
	2007		€595,000	(2)

(1)	Amounts represent annual base salary rates and differ from certain amounts in the 2009 Summary Compensation Table, which vary depending on the named executive’s length of service in a given year and whether the named executive was compensated at the same salary level throughout the year.

(2)	Amounts for Messrs. Cerutti, Bellegarde and Théodore are denominated in local currency. Between 2007 and 2009, there have been material fluctuations in exchange rates. For this reason, we felt that presentation in these named executives’ local currencies better reflected overall compensation. Expressed in dollars, Mr. Cerutti’s annual base salary rate was $938,250 in 2009; Mr. Bellegarde’s annual base salary rate was $695,006, $735,006 and $380,537 in 2009, 2008 and 2007, respectively; and Mr. Théodore’s annual base salary rate was $938,250, $992,250 and $815,150 in 2009, 2008 and 2007, respectively. For 2009, 2008 and 2007, the applicable exchange rates were $1.39, $1.47 and $1.37 per euro, respectively.

Annual Performance Bonus

The second principal element in our compensation system is an annual bonus that is paid in a combination of cash and equity. The annual performance bonus is designed to permit discretionary variation from year to year depending on our performance, the performance of the named executive’s particular area of responsibility and the named executive’s individual performance.

For 2008 (bonuses paid in February 2009), the HR&CC adopted management’s recommendation that the company-wide annual performance bonus pool be generally reduced by 20% in order to balance the impact of the adverse market and economic conditions during 2008 with the accomplishments of the management team during this period. For 2009 (bonuses paid in February 2010), the HR&CC again determined, in line with management’s recommendation, to maintain the annual bonus pool (for constant population) at the same level as in 2008, which is 20% less than 2007 levels. As a result of attrition, the 2009 bonus pool in aggregate was 15% less than 2008 in a year-on-year comparison.

2009 Incentive Compensation Decisions

Our compensation decisions this year attempted to balance the challenging market and economic conditions that continued through 2009 with the accomplishments of our management team during this period.

In reaching this conclusion, the HR&CC noted in particular the following significant financial and operational results for 2009:

•	Although net revenues and pro forma earnings per share for 2009 were down compared to 2008, the fourth quarter of 2009 represented the third consecutive quarterly increase in net revenues and pro forma earnings per share;

•	In 2009, we stabilized market share and revenue capture in our core cash equities businesses;

•	We reduced our overall costs, including lowering fixed operating expenses (adjusted for acquisitions, foreign currency fluctuations and investment in new businesses) by $195 million, or 11%, versus 2008, and reduced staff by 14% (excluding NYFIX) in 2009;

•	Pro forma earnings per share in the fourth quarter of 2009 was $0.58, which represented a 12% increase compared to the fourth quarter of 2008 and a 9% increase compared to the third quarter of 2009 (pro forma earnings per share for the fourth quarter of 2009 excludes merger expenses and exit costs and the favorable impact of the requisite reversal of discrete tax reserves and is reconciled to our U.S. GAAP earnings per share in our fourth quarter 2009 earnings release dated February 9, 2010);

•	Net revenues in the fourth quarter of 2009 (defined as gross revenues less direct transaction costs consisting of Section 31 fees, liquidity payments and routing and clearing fees) were down 6% compared to the fourth quarter of 2008 but up 3% compared to the third quarter of 2009;

•	Global derivatives markets net trading revenue, which includes our European and U.S. derivatives businesses, was $182 million in the fourth quarter of 2009, up 21% from the fourth quarter of 2008 and down 1% from the third quarter of 2009;

•	We acquired or launched several businesses in 2009, including NYSE Liffe Clearing and NYFIX, Inc.;

•	We continued to harmonize our information technology platforms, including successfully migrating our European cash markets to a single universal trading platform and proceeding with the construction of our two new global data centers on schedule and within budget; and

•	We continued to optimize our business portfolio by completing the semi-mutualization of NYSE Liffe US, signing a definitive agreement for semi-mutualization of NYSE Amex Options and disposing of non-core assets such as Hugin Group B.V. and our investment in BM&F Bovespa.

Management recommended that the preceding factors should be reflected in a 2009 annual bonus pool (for constant population) at the same level as in 2008, which is 20% less than 2007 levels. The HR&CC adopted this recommendation and then took individual factors into consideration with respect to any increase or decrease in individual annual bonus amounts.

Individual Considerations

Mr. Niederauer. For 2009, the HR&CC awarded Mr. Niederauer an annual performance bonus of $4,250,000, which it believed was appropriate due to a number of factors. The HR&CC determined that Mr. Niederauer was proactive in his efforts to reduce the overall cost structure (including headcount) of the Company. Additionally, Mr. Niederauer led improvements in the Company’s financial processes, enhanced our technology platform and strategically repositioned our business. The HR&CC also rewarded Mr. Niederauer’s ability to manage our culture for positive change.

Mr. Cerutti. The HR&CC awarded Mr. Cerutti an annual performance bonus of €50,000. Upon joining NYSE Euronext in 2009, Mr. Cerutti entered into an employment agreement, which provides for a maximum annual bonus of €1,000,000 for 2009 (pro rated), half of which to be paid in cash and half in the form of RSUs. Accordingly, the HR&CC awarded Mr. Cerutti a bonus in line with this level, which it believed to be appropriate given Mr. Cerutti’s previous compensation, the compensation of NYSE Euronext’s previous deputy chief executive officer and a review of peer compensation levels.

Mr. Leibowitz. The HR&CC agreed with Mr. Niederauer’s recommendation and awarded Mr. Leibowitz an annual performance bonus of $1,850,000, which represents an increase of approximately 6% from his 2008 annual performance bonus. Given Mr. Leibowitz’s oversight of a dramatic reduction in headcount and expenses in global technology and managing the successful rollout of our universal trading platform and the build-out of our two new data centers, stabilization of the U.S. equities business and growth of the U.S. options business, the Company promoted Mr. Leibowitz to chief operating officer in the first quarter of 2010 and felt a slight increase in his total compensation was merited.

Mr. Geltzeiler. The HR&CC agreed with Mr. Niederauer’s recommendation and awarded Mr. Geltzeiler an annual performance bonus of $900,000. Mr. Geltzeiler’s employment agreement provides that his annual bonus target must be no less than $750,000, and based on Mr. Geltzeiler’s achievements, an increase from target was warranted. The 2009 bonus reflects Mr. Geltzeiler’s achievements in overseeing a significant improvement in NYSE Euronext’s financial systems and process, which was a significant contributor to the transitioning of the business, the completion of the shared services integration in Europe and oversight of an extensive (approximately $195 million) expense reduction program in 2009.

Mr. Bellegarde. The HR&CC agreed with Mr. Niederauer’s recommendation and awarded Mr. Bellegarde an annual performance bonus of €600,000, which represents a decrease of approximately 14% from the 2008 level. Mr. Bellegarde oversaw a challenging year in European cash markets; however, given the stabilization of the business in the second half of the year and his role in the efficiency programs undertaken in Europe, we felt that a modest reduction in his total compensation was warranted. Mr. Bellegarde has also been instrumental in the successful early stages of our investment in Qatar.

Mr. Halvey. The HR&CC agreed with Mr. Niederauer’s recommendation and awarded Mr. Halvey an annual performance bonus of $1,850,000. Mr. Halvey’s employment agreement provides that his annual bonus target must be no less than $1,750,000, and based on his oversight globally of the Office of the General Counsel in addition to government affairs, the completion of eight strategic transactions in a highly effective manner, the successful conclusion of 16 litigations and an increasingly complex regulatory structure, a slight increase in his total compensation was merited.

Mr. Théodore. The HR&CC awarded Mr. Théodore a €1,000,000 annual performance bonus, which represents a reduction of approximately 17% from his 2008 bonus. The 2009 bonus recognized Mr. Théodore’s service to the Company and its predecessors for over 20 years. Mr. Théodore retired effective December 31, 2009.

The following table summarizes the annual performance bonuses awarded to our named executives for 2007, 2008 and 2009. Note that because of SEC rules, the portion reported in the Equity Component column appears in the Summary Compensation Table for the year following the year to which it relates.

Annual Performance Bonus

				Equity
Name	Year	Position	Cash Component	Component(1)	Total

Current Executives
Duncan L. Niederauer	2009	Chief Executive Officer	$2,125,000	$2,125,000	$4,250,000
	2008		$2,000,000	$2,000,000	$4,000,000
	2007		$2,000,000	$2,000,000	$4,000,000
Dominique Cerutti	2009	President and Deputy Chief Executive Officer	€25,000	€25,000	€50,000	(2)
Lawrence E. Leibowitz	2009	Chief Operating Officer	$925,000	$925,000	$1,850,000
	2008		$875,000	$875,000	$1,750,000
	2007		$1,125,000	$1,125,000	$2,250,000
Michael S. Geltzeiler	2009	Group Executive Vice	$450,000	$450,000	$900,000
	2008	President and Chief Financial Officer	$375,000	$375,000	$750,000
Roland Bellegarde	2009	Group Executive Vice	€300,000	€300,000	€600,000	(2)
	2008	President and Head of	€350,000	€350,000	€700,000	(2)
	2007	European Execution	€666,000	€334,000	€1,000,000	(2)
John K. Halvey	2009	Group Executive Vice	$925,000	$925,000	$1,850,000
	2008	President and General Counsel	$875,000	$875,000	$1,750,000
Former Executive
Jean-François Théodore	2009	Deputy Chief Executive Officer	€1,000,000	—	€1,000,000	(2)
	2008		€600,000	€600,000	€1,200,000	(2)
	2007		€1,067,000	€533,000	€1,600,000	(2)

(1)	Amounts are based on the aggregate grant date fair value of such awards.

(2)	Amounts for Messrs. Cerutti, Bellegarde and Théodore are denominated and expressed in local currency. Expressed in dollars, Mr. Cerutti received $69,500 in 2009; Mr. Bellegarde received $834,000, $1,029,000 and $1,370,000 in 2009, 2008 and 2007, respectively; and Mr. Théodore received $1,390,000, $1,764,000 and $2,192,000 in 2009, 2008 and 2007, respectively. For 2009, 2008 and 2007, the applicable exchange rates were $1.39, $1.47 and $1.37 per euro, respectively.

Additional Considerations

Form of 2009 Annual Bonus. Each year, the HR&CC evaluates the form of annual performance bonuses, including how the award will be allocated between cash and equity. Cash awards are paid in February of the following year.

For 2009, we paid half of the annual performance bonus in cash and the other half in time-vesting RSUs. We believe that this mix of cash and equity awards provides a balance to our employees’ short- and long-term performance objectives. The HR&CC believes that allocating half of the annual performance award to time-vesting equity is consistent with its goals of aligning long-term interests of senior executives and stockholders and fostering executive retention while the cash portion appropriately recognizes the executives’ current achievements.

The RSUs awarded will vest, and the common stock underlying the awards will become deliverable, in equal installments on the first, second and third anniversaries of the date of grant. The vesting periods of the RSUs are consistent with our prior practice and also distinguish the equity portion of the annual bonus from the long-term equity grants.

The delivery of the annual bonus through cash and equity ensures that our executives’ focus is properly balanced on the short- and long-term, and is an industry leading practice. Based on studies that we have reviewed, we believe that a higher portion of our annual bonus is delivered in equity when compared to our peer groups. The table below reports the results of a competitive analysis conducted for the HR&CC by Watson Wyatt, its independent, outside executive compensation advisor. It uses information gathered from 2009 proxy statements for the Company’s two peer groups (discussed under the heading Compensation Process and Market Comparisons—Peer Groups) to assess the degree to which our peers defer executives’ annual bonus in this manner. As reported, only 3 of the 27 peers, across the two peer groups (1 of 16 in the Global Peer Group and 2 of 11 in the Global Exchange Peer Group), pay part of the bonus in equity. Further, only one of these three other companies reporting such a practice pays as much of the annual bonus in equity.

Peers Who Use Equity as a Component of Bonus

		Chief Executive
	Number of	Officer*		Other Named Executives*
Peer Group	Companies	Cash	Equity	Cash	Equity

Global Peer Group(1)
BlackRock, Inc.	1	58%	42%	70%	30%
All other Global Peer Group companies	15	100%	0%	100%	0%

Total Global Peer Group	16
Global Exchange Peer Group(2)
ICAP Plc	1	50%	50%	50%	50%
Deutsche Börse AG	1	67%	33%	67%	33%
All other Global Exchange Peer Group companies	9	100%	0%	100%	0%

Total Global Exchange Peer Group	11
NYSE Euronext		50%	50%	50%	50%

*	Based on 2008 total direct compensation as disclosed in 2009 proxy statements.

(1)	There are sixteen peer companies in our Global Peer Group. Only one (BlackRock, Inc.) delivered equity as part of its named executives’ bonus compensation. The remaining fifteen companies delivered 100% of the bonus in cash.

(2)	There are eleven peer companies in our Global Exchange Peer Group. Two (ICAP Plc and Deutsche Börse AG) delivered equity as a component of bonus. The remaining nine companies delivered 100% of the bonus in cash.

The HR&CC granted the RSUs earned as part of our 2009 annual bonus process at its regular meeting in early February 2010. The equity-based awards were granted effective February 10, 2010 and were in the form of a specified dollar amount. We released our 2009 fourth quarter and year-end preliminary earning results before the opening of trading on February 9, 2010, and the actual number of equity-based awards received in connection with these grants was based on the closing price of NYSE Euronext’s common stock on that date ($23.65).

Threshold Performance Requirement. We have established threshold performance requirements for the award of annual bonuses to our named executives under our stockholder-approved NYSE Euronext Omnibus Incentive Plan. These performance requirements are not intended as formulas for determining bonus awards but rather serve as points of reference and/or baselines for earned annual performance bonuses to aid the HR&CC in their determination of the actual amount earned, at their sole discretion.

For 2009, the threshold performance requirement was based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”). The threshold for awards was set at EBITDA of $740 million. For amounts above the threshold, permissible funding levels of 1.0% of achieved EBITDA were established for our chief executive officer and deputy chief executive officer and 0.6% for our other named executives. Maximum permissible levels were set at EBITDA of $1,481 million, with a maximum award of $15 million for each of the chief executive officer and deputy chief executive officer.

2010 Changes to the Annual Performance Bonus

At its February 2010 meeting, the HR&CC agreed with management’s proposal that the bonus pool for 2010 would be funded through the accomplishment of a single financial measure, EBITDA. This is a core metric of our business operation and one which is within the significant influence of our management team. Through the use of a “sharing ratio,” the Company will fund a bonus pool strictly based on the accomplishment of specified EBITDA at threshold, target and maximum performance levels. Below the threshold there will be no bonus, and at maximum the bonus will be capped. The distribution of the pool to individual executives within that range of performance potentialities will be discretionary and based on business and individual factors as in prior years.

The chart below illustrates our philosophy regarding the relationship between EBITDA and the bonus pool as a percent of EBITDA.

We believe that this new design is a positive step in furthering the performance orientation of our overall executive compensation programs.

Long-Term Incentive Plan

Our third primary compensation component is an LTI plan. The program currently consists of annual grants of equity awards that allow our executives to have a stake in the Company, nurture an ownership culture and enable our executives to participate in the long-term success of the Company and accumulate wealth through stock appreciation. As these grants are intended to recognize talent and reward executives for future firm-wide performance, we consider them to be prospective grants. This is in contrast to our use of equity as part of the annual bonus payment, where the equity amount reflects performance during the most recent fiscal year.

2009 Long Term Incentive Grants

From time to time, the HR&CC discusses the appropriateness of including quantitative performance features into the LTI plan. For 2009, the HR&CC determined that time-based grants were a more appropriate approach than a performance-based grant due to the volatile global economic environment and the resulting difficulty in the setting of performance goals. Long-term performance metrics based on internal financial goals were determined to be inappropriate at this time because results could be disproportionately influenced by ongoing structural change in our industry and by consolidation activity. Long-term performance metrics based on financial goals relative to peers were subject to similar concerns. As a result, grants are currently in the form of time-vested RSUs that vest on the third anniversary of the date of grant. By varying the annual award value, as described above, and tying executives’ LTI value to share price through the use of RSUs, the

HR&CC believes that these awards are performance-oriented. It is expected, however, that the HR&CC will from time-to-time evaluate the current structure.

We have established grant levels under our LTI plan intended to apply consistently across titles, which were based on a review of competitive data, historical grant levels at NYSE Euronext legacy companies and the desire to achieve parity across geographic locations. These award levels are reviewed annually. Award levels for grants made in February 2009 were unchanged for most executives from prior years and set at $2,000,000 for our chief executive officer, $1,500,000 for our deputy chief executive officer and between $600,000 and $1,500,000 for group executive vice presidents. Amounts are denominated in dollars for consistency.

The HR&CC has not delegated any of its authority to issue equity awards.

2009 Sign-On Equity Award

Mr. Cerutti received a sign-on equity award of RSUs with a value equal to €390,000 ($570,303) (22,062 shares). The HR&CC believed this amount was appropriate given the bonus compensation that Mr. Cerutti forfeited by becoming our deputy chief executive officer and head of global technology. The RSUs awarded will vest, and the common stock underlying the awards will become deliverable, in equal installments on the first, second and third anniversaries of the date of grant.

The following table summarizes the LTI and sign-on equity awards granted to our named executives in 2009.

2009 Long-Term Incentive Awards and Sign-On Equity Awards

		Sign-On
	Long-Term	Equity
Name and Principal Position	Awards(1)	Awards	Total

Current Executives

Duncan L. Niederauer	$2,000,000	—	$2,000,000
Chief Executive Officer

Dominique Cerutti	—	$570,303(2)	$570,303
President and Deputy Chief Executive Officer

Lawrence E. Leibowitz	$1,500,000	—	$1,500,000
Chief Operating Officer

Michael S. Geltzeiler	$1,250,000	—	$1,250,000
Group Executive Vice President and Chief Financial Officer

Roland Bellegarde	$1,250,000	—	$1,250,000
Group Executive Vice President and Head of European Execution

John K. Halvey	$1,250,000	—	$1,250,000
Group Executive Vice President and General Counsel

Former Executive

Jean-François Théodore	$1,500,000	—	$1,500,000
Deputy Chief Executive Officer

(1)	The LTI plan RSUs were based on the closing price ($21.71) of NYSE Euronext common stock on February 9, 2009.

(2)	For the year 2009, Mr. Cerutti was entitled to an exceptional bonus of €390,000 granted in the form of RSUs. Expressed in dollars, the grant date fair value of such award was $570,303, using the applicable exchange rate at the time of grant of approximately $1.46 per euro.

2010 Long Term Incentive Grants

The HR&CC granted the RSUs as part of our 2009 LTI plan at its regular meeting in February 2010. The equity-based awards were in the form of a specified dollar amount, and the actual number of equity-based awards received in connection with these grants was based on the closing price of NYSE Euronext’s common stock on February 9, 2010 ($23.65).

Other Compensation Elements

Employment Benefits

We maintain the following employee benefit and perquisite programs for our named executives.

Welfare Benefits. We have broad-based health, dental, vision, life and disability benefit programs. We do not provide any welfare benefit plans, programs or arrangements exclusively to executives.

Retirement Benefits. For named executives based in the United States, Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey, we provide retirement benefits through a tax-qualified retirement savings plan (401(k) savings plan) and a non-qualified arrangement, the Supplemental Executive Savings Plan (“SESP”), for contributions above 401(k) limits. Prior to January 1, 2010, we provided employer matching of executives’ contributions to the SESP equal to $1 match for $1 of contribution up to 6% of base salary in excess of $245,000 (for 2009). Effective January 1, 2010, however, we eliminated such employer matching, which resulted in a significant reduction in the executives’ total compensation.

Perquisites. Consistent with industry and local practice and to facilitate efficient conduct of business and promote the safety of our senior executives, we provide certain perquisites to our named executives. These benefits are in a form and amount that are typical in our industry and the principal countries in which we operate. The HR&CC intends to review these perquisites on a regular basis.

We provide Mr. Niederauer, and in 2009 we provided Mr. Théodore, with a company car and trained security driver. We provide Mr. Cerutti with a company car and driver and Mr. Bellegarde with a company car. This convenience is provided primarily for business purposes and commuting. With limited exceptions, the named executives do not reimburse us for the cost of their personal use of these services.

We provide Messrs. Leibowitz, Geltzeiler and Halvey with paid parking facilities. Consistent with Euronext’s practices before the NYSE Group/Euronext business combination transaction, we also leased a car on behalf of Mr. Théodore that was for his personal use.

Although we provide the preceding benefits to enhance the security and efficiency of our key executives, SEC rules require that costs of personal use be disclosed as compensation to the executives.

Termination and Change-in-Control Arrangements

We have entered into employment agreements with our named executives that provide termination benefits and change-in-control protection. In addition, we continue to provide generally applicable termination protection and change-in-control protection in some of our equity-based awards. See 2009 Compensation—Potential Payments on Termination and Change-in-Control below.

We believe that termination benefits are appropriate in order to attract and retain executive talent, to avoid costly and potentially protracted separation negotiations and to protect our named executives’ investment in the Company. In addition, such benefits are customary in the jurisdictions in which we do business and in which our named executives reside. Our change-in-control protection is intended to provide management stability and reduce any reluctance on the part of the named executives to pursue and negotiate potential transactions that may enhance stockholder value, despite the uncertainty of whether the culmination of such transactions may result in such executives’ employment being terminated or their positions being substantially reduced.

The employment arrangements we have with Mr. Théodore were in place with Euronext before the NYSE Group/Euronext business combination transaction. Mr. Théodore’s agreement does not provide for a termination entitlement. Upon Mr. Théodore’s retirement at the end of 2009, the remaining outstanding RSUs granted to Mr. Théodore as part of his 2007 and 2008 annual performance bonuses (granted in 2008 and 2009, respectively) became fully vested in accordance with the terms of the award agreements. Mr. Théodore was not entitled to receive the unvested equity awards granted to him pursuant to the Company’s LTI program.

Other Factors Affecting 2009 Compensation

Deductibility

Section 162(m) of the U.S. Internal Revenue Code generally disallows publicly traded companies from deducting more than $1 million annually of compensation to each of their named executives in any fiscal year, unless the compensation plan and awards meet certain requirements. We take the effects of Section 162(m) into account in structuring our compensation arrangements for our named executives, although the HR&CC may award compensation that may not be deductible depending upon the relevant circumstances at the time. In considering the structures of our programs, the HR&CC considers the purposes and needs of our executive compensation program and balances it against potential tax cost.

Note Regarding Equity Grant Calculations

The equity portions of NYSE Euronext’s named executives’ 2009 annual performance awards were granted at the HR&CC’s February 2010 meeting. Because these awards were granted in 2010, they do not appear in the 2009 Summary Compensation Table that follows this CD&A. The equity portion of the 2009 annual performance awards will first appear in the 2010 line of next year’s Summary Compensation Table.

Conclusion

As described, NYSE Euronext’s compensation policies are designed to retain our senior executive officers, to motivate them to achieve corporate operational and strategic performance goals, to create stockholder value and ultimately to reward them for outstanding performance. The HR&CC believes that the actions it took for 2009 with respect to executive compensation implemented those policies effectively, were competitive with the overall markets for talent and were appropriate based on NYSE Euronext’s performance.

Since the combination of the NYSE Group and Euronext, we have continued to make progress toward implementing a more coordinated and unified global compensation program. As part of this effort, we continue to implement positive change including tying salary and long-term grant levels to a new title structure, selectively entering into employment agreements with management committee members and continuing to refine our basic pay-for-performance programs. These practices reflect to varying degrees historic practices at our predecessor organizations. We believe they will increase our ability both to attract and retain talented executives in a consolidating industry and to provide protection to NYSE Euronext over the longer-term.

2009 Compensation

Summary Compensation Table

The following tables contain information about NYSE Euronext’s chief executive officer, president and deputy chief executive officer, chief financial officer, the three other most highly paid executive officers in 2009 and our former deputy chief executive officer.

2009 Summary Compensation Table

				Stock	All Other
Name and Principal Position	Year(1)	Salary(2)	Bonus	Awards(3)	Compensation(4)	Total

Current Executives
Duncan L. Niederauer	2009	$1,000,000	$2,125,000	$3,999,980	$148,943	$7,273,923
Chief Executive Officer	2008	1,000,000	2,000,000	5,999,935	175,792	9,175,727
	2007	548,077	2,000,000	5,035,897	58,167	7,642,141

Dominique Cerutti(5)	2009	46,911	34,750	570,303	2,760	654,724
President and Deputy Chief Executive Officer

Lawrence E. Leibowitz	2009	750,000	925,000	2,375,009	87,265	4,137,274
Chief Operating Officer

Michael S. Geltzeiler	2009	750,000	450,000	1,624,994	53,450	2,878,444
Group Executive Vice	2008	389,423	375,000	2,499,978	14,060	3,278,461
President and Chief Financial Officer

Roland Bellegarde(5)	2009	695,006	417,000	1,707,036	196,450	3,015,492
Group Executive Vice
President and Head of European Execution

John K. Halvey	2009	750,000	925,000	2,124,997	62,780	3,862,777
Group Executive Vice	2008	605,769	875,000	4,507,907	72,161	6,060,837
President and General Counsel

Former Executive
Jean-François Théodore(5)	2009	938,250	1,390,000	2,283,479	127,551	4,739,280
Deputy Chief	2008	992,250	882,476	3,980,402	718,427	6,573,555
Executive Officer	2007	815,150	1,461,790	—	814,346	3,091,286

(1)	Mr. Niederauer joined NYSE Euronext in April 2007 as head of U.S. Cash Markets. Mr. Cerutti joined NYSE Euronext on December 15, 2009 and was approved as deputy chief executive officer and head of Global Technology on December 31, 2009. Messrs. Leibowitz, Geltzeiler, Bellegarde and Halvey joined on July 9, 2007, June 16, 2008, May 20, 1986 and March 3, 2008, respectively. Mr. Théodore retired as deputy chief executive officer as of December 31, 2009. Before the NYSE Group/Euronext business combination transaction in April 2007, Mr. Théodore was an executive officer of Euronext. To provide a complete picture of the historic compensation of our named executives, the information in this proxy statement includes the 2007 compensation paid by NYSE Group and Euronext before their combination.

(2)	For partial years of employment, this column represents the pro rata amount of salary earned for the year.

(3)	This column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs granted by NYSE Euronext in 2007, 2008 and 2009. These RSUs are subject to vesting and forfeiture provisions. The RSUs granted as part of the annual bonus vest ratably over a period of three years from the date of grant. The RSUs granted as part of the LTI plan vest fully three years from the date of grant. The actual value realized by each named executive for stock awards is a function of the value of stock underlying such awards on the date such stock is delivered. For further information on how we account for stock-based compensation, please see Note 2 to the consolidated financial statements included in NYSE Euronext’s 2009 annual report on Form 10-K.

We granted RSUs as part of the 2009 annual incentive bonus awarded to each named executive of NYSE Euronext. However, because these grants were not made until after the end of 2009, they are not reflected in this column in accordance with SEC rules. These RSU grants are described in the CD&A that precedes this table.

(4)	This column includes the incremental cost of perquisites, NYSE Euronext contributions to defined contribution retirement plans (including matching contributions and retirement accumulation contributions under NYSE Group’s 401(k) savings plans and SESP), company contributions to a profit sharing plan and life insurance premiums paid by NYSE Euronext. The 2009 All Other Compensation table that follows provides additional detail regarding the amounts in this column.

(5)	For Messrs. Cerutti, Bellegarde and Théodore, this table represents the U.S. dollar equivalent of amounts earned in euro. For 2009, 2008 and 2007, the applicable exchange rates were $1.39, $1.47 and $1.37 per euro, respectively.

Detail Regarding Perquisites, Benefits and All Other Compensation

The following table details the incremental cost of perquisites received by each of the named executives, as well as the other elements of compensation listed in the “All Other Compensation” column of the 2009 Summary Compensation Table, for 2009. The incremental cost of personal use of automobiles and drivers was based on the full cost to NYSE Euronext. Although we provide these benefits to enhance the security and efficiency of our key executives, SEC rules require that costs of commuting and other uses not directly and integrally related to our business be disclosed as compensation to the executive.

2009 All Other Compensation

			Retirement
	Perquisites and		Plan		Life
Name	Benefits		Contributions		Insurance	Other		Total

Current Executives
Duncan L. Niederauer	$36,693	(2)	$110,000	(5)	$2,250	$—		$148,943
Dominique Cerutti(1)	—		—		309	2,451	(6)	2,760
Lawrence E. Leibowitz	—		79,615	(5)	2,250	5,400	(7)	87,265
Michael S. Geltzeiler	—		45,000	(5)	2,250	6,200	(7)	53,450
Roland Bellegarde(1)	8,700	(3)	—		6,546	181,204	(8)	196,450
John K. Halvey	—		53,654	(5)	2,250	6,876	(7)	62,780

Former Executive
Jean-François Théodore(1)	70,664	(4)	—		6,546	50,341	(6)	127,551

(1)	For Messrs. Cerutti, Bellegarde and Théodore, this table represents the dollar equivalent of amounts earned in euro, based on $1.39 per euro.

(2)	Represents personal use of 8.5% of a company-provided car and driver.

(3)	Represents personal use of 24% of a company-provided car.

(4)	Represents a personal car allowance of $24,543 and personal use of 15% of a company-provided car and driver.

(5)	Represents company contributions to 401(k) plan and SESP.

(6)	Represents private medical coverage premiums and contributions to a personal defined contribution scheme in lieu of pension benefits.

(7)	Represents cost of parking facilities.

(8)	Represents private medical coverage premiums, company contributions to an employee profit sharing plan and overtime earned.

2009 Grants of Plan-Based Awards

2008 Annual Performance Bonus Awards

Effective February 10, 2009, the HR&CC granted RSU awards to each of the named executives, except for Mr. Cerutti who was appointed effective December 31, 2009, under the NYSE Euronext Omnibus Incentive Plan as part of the 2008 annual performance bonus. Although these awards correspond to the 2008 annual performance bonus, they appear in the following table because they were granted in 2009 (once the financial results for 2008 and annual performance awards had been determined). See the Annual Performance Bonus section of the Compensation Discussion and Analysis on pages 29 to 32 of last year’s proxy statement for a discussion of the factors considered in determining these award amounts. The RSUs vest and the underlying shares are delivered ratably over a three-year period beginning on February 10, 2009.

Awards of RSUs granted as part of the 2009 annual performance bonus were granted in 2010 (once the financial results for 2009 and annual performance awards had been determined) and therefore will appear in the Grants of Plan-Based Awards table for 2010.

2009 LTI Plan Awards

Effective February 10, 2009, the HR&CC granted an additional annual award of RSUs pursuant to the LTI plan to each of the named executives, with the exception of Mr. Cerutti who was appointed effective December 31, 2009. See the Compensation Discussion and Analysis in last year’s proxy statement for a discussion of the factors considered in determining these award amounts. The RSUs were issued under the NYSE Euronext Omnibus Incentive Plan; they vest and the underlying shares are delivered, in their entirety, on February 10, 2012, subject to the named executive’s continued employment.

Pursuant to Mr. Cerutti’s employment agreement, Mr. Cerutti received a sign-on equity award of 22,062 RSUs on December 15, 2009. The RSUs vest and the underlying shares are delivered, in equal annual installments on December 15, 2010, December 15, 2011 and December 15, 2012, subject to Mr. Cerutti’s continued employment.

The preceding awards of RSUs are governed by the NYSE Euronext Omnibus Incentive Plan.

Grants of Plan-Based Awards for 2009

			Stock
			Awards:	Grant Date
		Date of	Number of	Fair Value
	Grant	Board	Shares of	of Equity
Name	Date	Action	Stock(1)	Awards

Current Executives
Duncan L. Niederauer
2008 Annual Bonus Grant	2/10/09	2/4/09	92,123	$1,999,990
LTI Plan Grant	2/10/09	2/4/09	92,123	1,999,990
Dominique Cerutti
Sign-on Equity Award(2)	12/15/09	9/8/09	22,062	570,303
Lawrence E. Leibowitz
2008 Annual Bonus Grant	2/10/09	2/4/09	40,304	875,000
LTI Plan Grant	2/10/09	2/4/09	69,093	1,500,009
Michael S. Geltzeiler
2008 Annual Bonus Grant	2/10/09	2/4/09	17,273	374,997
LTI Plan Grant	2/10/09	2/4/09	57,577	1,249,997
Roland Bellegarde
2008 Annual Bonus Grant	2/10/09	2/4/09	21,052	457,039
LTI Plan Grant	2/10/09	2/4/09	57,577	1,249,997
John K. Halvey
2008 Annual Bonus Grant	2/10/09	2/4/09	40,304	875,000
LTI Plan Grant	2/10/09	2/4/09	57,577	1,249,997

Former Executive
Jean-François Théodore
2008 Annual Bonus Grant	2/10/09	2/4/09	36,088	783,470
LTI Plan Grant	2/10/09	2/4/09	69,093	1,500,009

(1)	None of the awards granted in 2009 was subject to any performance-based condition.

(2)	Represents awards granted pursuant to Mr. Cerutti’s employment agreement.

Employment Agreements with Named Executives

Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey. In 2008, Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey entered into employment agreements with NYSE Euronext that end on their respective dates of termination of employment due to any of the following: death, disability, termination for cause, termination without cause, resignation for good reason or resignation without good reason.

Under the terms of these agreements, each executive is eligible for an annual bonus at the discretion of the HR&CC, paid in any combination of cash and equity, and is eligible to receive LTI compensation awards. If employment is terminated for any reason, any bonuses earned but not paid or deferred as of termination will be payable on the dates that they would have been paid had employment continued through those dates.

In the event of termination of employment by the Company without “cause” or by one of the executives for “good reason,” their agreements provide for the acceleration of equity award vesting and severance payments as described below in additional detail in Potential Payments on Termination and Change-in-Control.

Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey are, for the duration of each of their respective employment agreements and for one year following the termination of employment, subject to a non-compete that prohibits engaging in activities that directly or indirectly compete with ours or those of our subsidiaries or affiliates. In addition, they are, during the same period, also prohibited from soliciting our employees and those of our affiliates.

The salaries of Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey are determined by the HR&CC and can be no less than $1,000,000, $750,000, $750,000 and $750,000, respectively. Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey have target bonuses of $5,000,000, $2,250,000, $750,000 and $1,750,000, respectively. Mr. Niederauer is entitled to the use of a car and driver provided by the Company, and we provide Messrs. Leibowitz, Geltzeiler and Halvey with paid parking facilities.

In addition, Messrs. Geltzeiler and Halvey each received an LTI award with a value on the date of grant of $2,500,000 (44,547 shares and 36,824 shares, respectively). Mr. Halvey also received a sign-on equity award of RSUs with a value equal to $2,000,000 (30,576 shares). Mr. Halvey’s employment agreement provides that his 2009 LTI grant would be no less than $1,250,000.

Mr. Cerutti. In 2009, Mr. Cerutti entered into an employment agreement with NYSE Euronext for an indefinite period of time. The terms of Mr. Cerutti’s employment agreement provide for an initial base salary of €675,000, a special 2009 bonus of €390,000 in the form of RSUs in order to compensate Mr. Cerutti for the loss of bonus that Mr. Cerutti would have received from his previous employer. Additionally, the agreement provides for a maximum annual bonus of €1,000,000 for each of 2009 (pro rated) (to be paid in 2010) and 2010 (to be paid in 2011), half of which will be paid in cash and half in the form of RSUs. Annual bonus for years after 2010 will be determined by the Company. Mr. Cerutti will also be provided with a company car and a driver to be used for business purposes only.

Under his employment agreement, Mr. Cerutti is eligible to receive LTI compensation awards. For 2010, Mr. Cerutti will be eligible to receive a grant in the range of $1,500,000 to $1,750,000 in RSUs subject to time vesting conditions pursuant to the Company’s LTI program. Upon resignation, subject to certain exceptions, unvested RSUs granted to Mr. Cerutti pursuant to the Company’s LTI program will be forfeited.

If Mr. Cerutti is terminated for any reason other than gross or willful misconduct or an agreed-upon termination, he is entitled to, among other things, severance payments and accelerated vesting of RSUs granted to him as part of his annual performance bonus or special 2009 bonus prior to such termination, as described below in additional detail in Potential Payments on Termination and Change-in-Control. Also, in case of such termination, equity awards under the LTI plan that are subject to time-based vesting would vest as if Mr. Cerutti remained employed through the vesting date immediately following the termination date.

During his employment and for a period of one year following termination of his employment, Mr. Cerutti is subject to customary non-solicitation and non-competition requirements and will be paid a monthly gross compensation of 50% of his base salary in effect on the termination date plus 50% of the maximum amount of annual bonus in effect on such date for the duration of the non-solicitation and non-competition periods. If Mr. Cerutti complies with his non-compete and non-solicitation obligations upon his resignation, then equity awards granted to him as part of his annual bonus will vest at the end of the non-compete and non-solicitation period.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards held by each named executive as of December 31, 2009.

Outstanding Equity Awards at December 31, 2009

	Stock Awards
	Number of
	Shares		Market Value of
	That Have		Shares That Have
	Not Vested		Not Vested
Name	(#)		($)(8)

Current Executives(1)
Duncan L. Niederauer	279,287	(2)	$7,065,961
Dominique Cerutti	22,062	(3)	558,169
Lawrence E. Leibowitz	161,198	(4)	4,078,309
Michael S. Geltzeiler	119,397	(5)	3,020,744
Roland Bellegarde	118,573	(6)	2,999,897
John K. Halvey	155,089	(7)	3,923,751

(1)	Jean-François Théodore is not included in this table because he retired on December 31, 2009, at which time all RSUs held by Mr. Théodore (a total of 43,417 RSUs) vested and were converted to shares of NYSE Euronext common stock.

(2)	Represents 17,352 RSUs ($439,006) granted to Mr. Niederauer by NYSE Euronext as a sign-on equity award in 2007, 18,771 RSUs ($474,906) granted as an annual bonus for 2007 (granted in 2008), 58,918 RSUs ($1,490,625) granted under the LTI plan in 2008 at two times the annual target level, 92,123 RSUs ($2,330,712) granted as an annual bonus for 2008 (granted in 2009) and 92,123 RSUs ($2,330,712) granted under the LTI plan in 2009. The sign-on bonus RSUs, the 2007 and 2008 annual bonus RSUs vest ratably over a period of three years from the date of grant. The LTI plan RSUs vest fully three years from the date of grant.

(3)	Represents 22,062 RSUs ($558,169) granted to Mr. Cerutti as a sign-on equity award in 2009. The sign-on bonus RSUs vest ratably over a period of three years from the date of grant.

(4)	Represents 10,558 RSUs ($267,117) granted to Mr. Leibowitz as an annual bonus for 2007 (granted in 2008), 41,243 RSUs ($1,043,448) granted under the LTI plan in 2008 at two times the annual target level, 40,304 RSUs ($1,019,691) granted as annual bonus for 2008 (granted in 2009) and 69,093 RSUs ($1,748,053) granted under the LTI plan in 2009. The 2007 and 2008 annual bonus RSUs vest ratably over a period of three years from the date of grant. The LTI plan RSUs vest fully three years from the date of grant.

(5)	Represents 44,547 RSUs ($1,127,039) granted to Mr. Geltzeiler under the LTI plan pursuant to his employment agreement, 17,273 RSUs ($437,007) granted as an annual bonus for 2008 (granted in 2009) and 57,577 RSUs ($1,456,698) granted under the LTI plan in 2009. The 2008 annual bonus RSUs vest ratably over a period of three years from the date of grant. The LTI plan RSUs vest fully three years from the date of grant.

(6)	Represents 4,593 RSUs ($116,203) granted to Mr. Bellegarde as an annual bonus for 2007 (granted in 2008), 35,351 RSUs ($894,380) granted under the LTI plan in 2008 at two time the annual target level, 21,052 RSUs ($532,616) granted as annual bonus for 2008 (granted in 2009) and 57,577 RSUs ($1,456,698) granted under the LTI plan in 2009. The 2007 and 2008 annual bonus RSUs vest ratably over a period of three years from the date of grant. The LTI plan RSUs vest fully three years from the date of grant.

(7)	Represents 20,384 RSUs ($515,715) granted to Mr. Halvey by NYSE Euronext as a sign-on equity award in 2008, 36,824 RSUs ($931,647) granted to Mr. Halvey under the LTI plan in 2008, 40,304 RSUs ($1,019,691) granted as an annual bonus for 2008 (granted in 2009) and 57,577 RSUs ($1,456,698) granted under the LTI plan in 2009. The sign-on bonus RSUs and the 2008 annual bonus RSUs vest ratably over a period of three years from the date of grant. The LTI plan RSUs vest fully three years from the date of grant.

(8)	For the purposes of this table, we have determined the market value of RSUs based on $25.30 per share, the closing price of NYSE Euronext common stock on December 31, 2009.

Option Exercises and Stock Vested During 2009

The following table sets forth the amounts realized by the named executives in 2009 as a result of the exercise of options and the vesting of stock awards.

Option Exercises and Stock Vested During 2009

	Stock Awards
	Number of Shares		Value Realized
	Acquired on Vesting		on Vesting
Name	(#)		($)

Current Executives
Duncan L. Niederauer	26,738	(1)	$547,109	(2)
Dominique Cerutti	—		—
Lawrence E. Leibowitz	5,280	(3)	114,206	(4)
Michael S. Geltzeiler	—		—
Roland Bellegarde	6,945	(5)	148,778	(6)
John K. Halvey	10,192	(7)	159,505	(8)

Former Executive
Jean-François Théodore	60,002	(9)	1,466,201	(10)

(1)	Represents 17,352 RSUs granted to Mr. Niederauer by NYSE Euronext as sign-on equity award in 2007 and 9,386 RSUs granted as an annual bonus for 2007.

(2)	Aggregate value realized calculated based on $21.63 per share, the closing price of NYSE Euronext common stock on February 5, 2009 and $19.83 per share, the closing price of NYSE Euronext common stock on April 8, 2009.

(3)	Represents 5,280 RSUs granted to Mr. Leibowitz as an annual bonus for 2007.

(4)	Aggregate value realized calculated based on $21.63 per share, the closing price of NYSE Euronext common stock on February 5, 2009.

(5)	Represents 2,292 RSUs granted to Mr. Bellegarde as an annual bonus for 2007 and 4,653 RSUs granted under the Euronext 2006 Executive Incentive Plan (“Euronext EIP”).

(6)	Aggregate value realized calculated based on $21.63 per share, the closing price of NYSE Euronext common stock on February 5, 2009 and $21.32 (€16.40) per share, the opening price of NYSE Euronext common stock on the Paris Exchange on February 10, 2009. For February 10, 2009, the applicable exchange rate was $1.30 per euro.

(7)	Represents 10,192 RSUs granted to Mr. Halvey by NYSE Euronext as a sign-on equity award in 2008.

(8)	Aggregate value realized calculated based on $15.65 per share, the closing price of NYSE Euronext common stock on March 2, 2009.

(9)	Represents 10,987 RSUs granted to Mr. Théodore as an annual bonus for 2007, 36,088 RSUs granted as an annual bonus for 2008, and 12,927 RSUs granted under the Euronext EIP.

(10)	Aggregate value realized calculated based on $25.60 per share, the closing price of NYSE Euronext common stock on December 30, 2009; $21.63 per share, the closing price on NYSE common stock on February 5, 2009; and $21.32 (€16.40) per share, the opening price of NYSE Euronext common stock on the Paris Exchange on February 10, 2009. For February 10, 2009, the applicable exchange rate was $1.30 per euro.

Pension Benefits

Mr. Théodore, who retired as of December 31, 2009, participates in a retirement plan generally offered to the most senior executives. This retirement plan was closed in 2003. No new executives are allowed to participate in the program. This retirement plan, which is provided through an insurance contract, provides annual retirement benefits which may not exceed eight times the annual social security limit. In December 2009, the HR&CC approved a modification limiting the benefit amount to €276,960 ($384,974). The present value of this benefit at December 31, 2009 is €4,494,568 ($6,247,450). This retirement benefit is provided in addition to other state-mandated retirement benefits. Euronext made payments to an insurance company to provide these benefits. No contributions have been made since 2005, and the Company has no further obligation to make contributions under this insurance contract.

Nonqualified Deferred Compensation

NYSE Euronext maintains a deferred compensation plan that is not U.S. tax-qualified and that provides benefits based on executive or Company contributions. The only nonqualified deferred compensation plan in which the named executives participate is the SESP.

Supplemental Executive Savings Plan

We maintain a SESP to provide deferred compensation opportunities to U.S. employees who earn compensation over the limit set by the U.S. Internal Revenue Code for our U.S. tax qualified plans. Generally, U.S. employees with the title “officer” and U.S. non-officers whose salaries and cash bonuses for the prior year exceed the IRS limit on pensionable earnings for that prior year ($245,000 for 2009) may participate. A participant’s account is credited with earnings based on a measurement alternative selected by the participant from among generally available, publicly traded funds offered by several different providers. Participants are not limited in terms of how often they may move their investments between funds, but they cannot change the contribution amount during the year. Participants may elect to receive their account balances in a lump sum distribution or as annual installments following termination of employment. The HR&CC will continue to review the SESP to ensure compliance with Internal Revenue Code Section 409A. If the participant elects an installment payout, the account is credited with earnings based on a measurement alternative selected by the participant from among a choice of funds.

Participants prior to January 1, 2006 were 100% vested in their pre-tax contributions, employer matching contributions and any earnings or losses thereon. Effective January 1, 2006, matching contributions for new employees vest at the rate of 20% per year for the first five years of recognized service. Effective January 1, 2010, we eliminated employer matching contributions under the SESP.

2009 Nonqualified Deferred Compensation

	Executive	NYSE Euronext		Withdrawals/	Aggregate
	Contributions	Contributions	Earnings	Distributions	Balance
Name	in 2009(1)	in 2009(2)	in 2009(3)	in 2009	at 12/31/09

Current Executives
Duncan L. Niederauer	$45,300	$83,800	$930	—	$262,933
Dominique Cerutti	—	—	—	—	—
Lawrence E. Leibowitz	162,500	53,415	113,449	—	541,402
Michael S. Geltzeiler	30,300	30,300	19,109	—	107,547
Roland Bellegarde	—	—	—	—	—
John K. Halvey	30,300	30,300	15,073	—	118,099

Former Executive
Jean-François Théodore	—	—	—	—	—

(1)	These contributions represent salary deferred into the nonqualified deferred compensation plans. All of these amounts appeared in the Summary Compensation Table as “Salary” in the year in which they were earned.

(2)	These contributions represent NYSE Euronext matching contributions into the nonqualified deferred compensation plans. These contributions appeared in the Summary Compensation Table as “All Other Compensation” in the year in which they were earned.

(3)	These earnings consist primarily of market gains and losses as well as dividends paid on equity investments. These earnings did not appear as compensation in the Summary Compensation Table.

Potential Payments on Termination and Change in Control

Employment Agreements with Named Executives

Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey. Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey are party to employment or severance agreements that provide special severance or similar rights upon certain terminations or upon a change in control.

In May 2008, Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey each signed employment agreements that provide for termination benefits if employment is terminated by NYSE Euronext without “cause” or by the executive for “good reason” during the term of the agreements.

“Cause” generally means the executive’s (1) willful failure to perform duties; (2) willful misconduct or gross neglect resulting in material harm to NYSE Euronext; (3) commission of a crime involving dishonesty; or (4) conviction of a felony involving moral turpitude.

“Good reason” generally means (1) a material reduction in salary or bonus; (2) a relocation of the principal office to beyond 50 miles from New York, New York; (3) a material reduction in title, authority or duties; (4) a change in reporting so that the executive no longer reports to the Board of Directors, in the case of Mr. Niederauer, or to the chief executive officer, in the cases of Messrs. Leibowitz, Geltzeiler and Halvey; (5) the failure by NYSE Euronext to obtain an assumption of its obligations under the agreements by any successor; or (6) a material breach by NYSE Euronext of the employment agreement. In the case of Mr. Niederauer, “good reason” also includes the failure to nominate him as a director in the first election following his removal from the Board of Directors. In the case of Mr. Halvey, “good reason” also includes any change after which he is no longer the sole and top legal officer of NYSE Euronext and its affiliates.

In the event of such a termination, each of these executives will be entitled to an annual bonus that is pro-rated according to the amount of time he was employed that year. In addition, Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey would be entitled to a severance payment equal to (i) 200% of base salary plus target bonus if the termination occurs during the first three years of their contract or in connection with or anticipation of a change in control (as defined below) or within two years following a change in control, or (ii) 100% of base salary plus target bonus if the termination occurs after the first three years of their contract. Receipt of this severance payment is conditioned upon the named executive’s executing an agreement releasing NYSE Euronext from any and all claims of any kind.

In addition, in the event of a termination by NYSE Euronext without “cause” or by the executive for “good reason,” Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey would also be entitled to receive health and life insurance benefits for two years following termination if termination occurs during the first three years of their contracts, or for one year if termination occurs after the first three years of their contracts. Receipt of these benefits is conditioned upon the named executive’s executing an agreement releasing NYSE Euronext from any and all claims of any kind.

Any equity compensation awards granted as part of an annual bonus as of the date of termination would fully vest at termination provided such termination is not due to a voluntary separation or a separation for cause. In addition, these executives’ employment agreements provide that equity awards under the LTI plan subject to time-based vesting would fully vest on termination.

The employment agreements of Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey also provide for benefits on termination due to death or disability. In those cases, the executive is entitled to an annual bonus that is pro-rated according to the amount of time he was employed that year. Any equity compensation awards granted with respect to an annual bonus as of the date of death or disability would vest fully. For Mr. Halvey, the sign-on equity award would also vest fully. Equity awards under the LTI plan subject to time-based vesting would fully vest on such termination.

In addition, payments owed to an employee on termination may be subject to an additional “golden parachute” excise tax under the U.S. Internal Revenue Code if they follow a change in control of NYSE Euronext. Messrs. Niederauer’s, Leibowitz’s, Geltzeiler’s and Halvey’s respective employment agreements provide that, if any payments or benefits are subject to this excise tax and the value of these payment is greater than 110% of the amount that would subject the executive to the tax, we will increase the payment or benefit so that the executive is not affected by the tax. If the value of these payments is less than or equal to 110%, then these payments will be cut back to an amount $5,000 less than the amount that would subject the executive to the excise tax.

Mr. Cerutti. In December 2009, Mr. Cerutti entered into an employment agreement that provides for special severance and other rights upon certain terminations. If Mr. Cerutti is terminated for any reason other than gross or willful misconduct or an agreed-upon termination, his employment agreement provides for, among other things, a severance payment equal to (i) 150% of base salary plus the maximum annual bonus at such time if the termination occurs during the first three years of his contract or in connection with or in anticipation of a change in control (as defined below) or within two years following a change in control or (ii) 50% of base salary plus the maximum annual bonus at such time if the termination occurs after the first three years of his contract. Additionally, if Mr. Cerutti is terminated for any reason other than gross or willful misconduct or an agreed-upon termination, any equity compensation granted as part of his annual performance bonus or special 2009 bonus will become fully vested upon such termination.

If Mr. Cerutti is terminated for any reason other than gross or willful misconduct or an agreed-upon termination, equity awards under the LTI plan that are subject to time-based vesting would vest as if Mr. Cerutti had remained employed through the vesting date immediately following the termination date.

Upon resignation, subject to certain exceptions, unvested RSUs granted to Mr. Cerutti pursuant to the Company’s LTI program will be forfeited. If Mr. Cerutti complies with his non-compete and non-solicitation obligations upon his resignation, then equity awards granted to him as part of his annual bonus will vest at the end of the non-compete and non-solicitation period.

Mr. Bellegarde. The terms of Mr. Bellegarde’s employment are governed by the French Labor Code and the collective labor agreement within the U.E.S. ParisBourse dated January 26, 2000.

Involuntary and Retirement Provisions in Equity-Based Awards

NYSE Euronext’s equity-based awards (other than those granted pursuant to the Euronext EIP) generally provide termination protection if a recipient’s employment is terminated by NYSE Euronext or an affiliate without cause, disability or death of a recipient or if a recipient retires after age 55. Under the terms of these equity award agreements, which apply equally to all recipients, the unvested portion of most outstanding awards will automatically become fully vested upon such terminations, with the exception of grants under the LTI plan. Grants under the LTI plan generally provide for a pro-rata entitlement to shares in the event of a termination, although as described above, the employment agreements of Messrs. Niederauer, Cerutti, Leibowitz, Geltzeiler and Halvey provide for different treatment of such awards. Equity-based awards granted under the Euronext EIP generally provide termination protection if a recipient’s employment is terminated due to death, disability, ill health, redundancy (as defined by local legislation), retirement at the normal retirement age, mutual agreement or under any other circumstances determined by the authorizing board of Euronext. Under the terms of these Euronext EIP award agreements, in the case of death, the unvested portion will automatically become fully vested; in the case of other terminations, the unvested portion will generally vest on a pro-rata basis to reflect the lapse of time from the date the award was granted.

Change-in-Control Provisions in Equity-Based Awards

Equity-based awards granted before 2009 were granted under the NYSE Euronext 2006 Stock Incentive Plan (“SIP”) and, in the event of a change in control of NYSE Euronext, the unvested portion of these awards will automatically become fully vested. In terms of these awards, a “change in control” generally involves (1) a change in the majority control of NYSE Euronext, (2) a change in the majority control of NYSE Euronext’s Board of Directors, (3) the consummation of certain business combinations, such as a reorganization, merger, share exchange or sale of all or substantially all of the assets of NYSE Euronext, if our stockholders before the combination do not hold the majority of the shares of the resulting company and the members of our Board of Directors do not hold the majority of seats on the board of the resulting company or (4) the approval of a liquidation or dissolution of NYSE Euronext by its stockholders. Beginning in 2009, equity-based awards have been granted under the NYSE Euronext Omnibus Incentive Plan. Awards granted under the NYSE Euronext Omnibus Incentive Plan include the LTI grants and the 2008 annual performance awards that were made in February of 2009. Under the NYSE Euronext Omnibus Incentive Plan, the HR&CC may, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award.

With respect to awards granted under the legacy Euronext EIP, the Euronext supervisory board will, in the event of a “transaction” with respect to NYSE Euronext, exercise its sole discretion to either (1) waive performance targets and pay out in full the awards, (2) terminate the Euronext EIP and pay out awards to the extent it considers appropriate taking into account the performance of the Company to date in comparison with the performance targets and such other matters as it considers appropriate or (3) roll-forward existing awards into an alternative incentive plan. A “transaction” generally means any transaction involving the merger, sale, change of control or any other significant financial reconstruction of Euronext or another significant part of the Euronext group.

Forfeitures of Outstanding Awards

Our RSUs provide for forfeiture in the event of a termination for cause, whether or not the RSUs are vested. “Cause” generally includes the willful failure to substantially perform one’s responsibilities, willfully engaging in illegal conduct or misconduct injurious to NYSE Euronext or that would disqualify an executive from continued employment under applicable law or a felony conviction or guilty plea by an executive. All awards under the SIP are subject to a recipient’s covenant not to engage in “detrimental activity,” such as disclosure of confidential facts, disparagement of NYSE Euronext or its affiliates or any activity that would constitute grounds for a termination for cause. If a named executive engages in any detrimental activity or is terminated for cause, then he or she shall forfeit all such outstanding awards (whether vested or unvested).

The following table details the payments and benefits that each of the current named executives would be provided if he or she had been terminated or there had been a change in control of NYSE Euronext on December 31, 2009 under the circumstances indicated.

2009 Termination and Change-in-Control Payments and Benefits

				Health
			Unvested	and Life				Non-Compete/
	2009		Equity	Insurance		Excise Tax		Non-Solicit
	Bonus	Severance	Awards	Benefits		Protection		Consideration		Total

Duncan L. Niederauer
By NYSE Euronext with “Cause” or by Mr. Niederauer without “Good Reason”	$—	$—	$—	$—		$—		$—		$—
By NYSE Euronext without “Cause” or by Mr. Niederauer with “Good Reason”	4,250,000	12,000,000	7,065,961	40,332	(1)	—		—		23,356,293
Change in Control(2)	4,250,000	12,000,000	7,065,961	40,332	(1)	6,005,712	(3)	—		29,362,005
Death or Disability	4,250,000	—	7,065,961	—		—		—		11,315,961
Voluntary Retirement	4,250,000	—	5,575,336	—		—		—		9,825,336

Dominique Cerutti
By NYSE Euronext with “Cause” or by Mr. Cerutti without “Good Reason”	—	—	—	—		—		—		—
By NYSE Euronext without “Cause”(5)	69,500	1,480,350	558,169	—		—		493,450	(4)	2,601,469
Change in Control(2)	69,500	1,480,350	558,169	—		—		493,450	(4)	2,601,469
Death or Disability	69,500	—	558,169	—		—		—		627,669
Voluntary Retirement	69,500	—	558,169	—		—		493,450	(4)	1,121,119

Lawrence E. Leibowitz
By NYSE Euronext with “Cause” or by Mr. Leibowitz without “Good Reason”	—	—	—	—		—		—		—
By NYSE Euronext without “Cause” or by Mr. Leibowitz with “Good Reason”	1,850,000	6,000,000	4,078,309	32,158	(1)	—		—		11,960,467
Change in Control(2)	1,850,000	6,000,000	4,078,309	32,158	(1)	3,235,676	(3)	—		15,196,143
Death or Disability	1,850,000	—	4,078,309	—		—		—		5,928,309
Voluntary Retirement	1,850,000	—	3,034,862	—		—		—		4,884,862

				Health
			Unvested	and Life				Non-Compete/
	2009		Equity	Insurance		Excise Tax		Non-Solicit
	Bonus	Severance	Awards	Benefits		Protection		Consideration	Total

Michael S. Geltzeiler
By NYSE Euronext with “Cause” or by Mr. Geltzeiler without “Good Reason”	—	—	—	—		—		—	—
By NYSE Euronext without “Cause” or by Mr. Geltzeiler with “Good Reason”	900,000	3,000,000	3,020,744	40,332	(1)	—		—	6,961,076
Change in Control(2)	900,000	3,000,000	3,020,744	40,332	(1)	1,730,598	(3)	—	8,691,674
Death or Disability	900,000	—	3,020,744	—		—		—	3,920,744
Voluntary Retirement	900,000	—	3,020,744	—		—		—	3,920,744

Roland Bellegarde
By NYSE Euronext with “Cause” or by Mr. Bellegarde without “Good Reason”	—	—	—	—		—		—	—
By NYSE Euronext without “Cause”(5)	834,000	—	1,550,335	—		—		—	2,384,335
Change in Control(2)	834,000	—	2,999,897	—		—		—	3,833,897
Death or Disability	834,000	—	1,550,335	—		—		—	2,384,335
Voluntary Retirement	834,000	—	648,819	—		—		—	1,482,819

John K. Halvey
By NYSE Euronext with “Cause” or by Mr. Halvey without “Good Reason”	—	—	—	—		—		—	—
By NYSE Euronext without “Cause” or by Mr. Halvey with “Good Reason”	1,850,000	5,000,000	3,923,752	40,332	(1)	—		—	10,814,084
Change in Control(2)	1,850,000	5,000,000	3,923,752	40,332	(1)	2,859,909	(3)	—	13,673,993
Death or Disability	1,850,000	—	3,923,752	—		—		—	5,773,752
Voluntary Retirement	1,850,000	—	3,923,752	—		—		—	5,773,752

(1)	Assumes that the executive does not become re-employed with another employer making him eligible for health care and/or life insurance benefits under any other employer’s benefit plans.

(2)	Assumes termination by NYSE Euronext without “cause” or by the executive for “good reason” following a change in control. Equity awards under the SIP fully vest in the event of a change in control, regardless of whether the executive is terminated in connection with the change in control. Equity awards under the NYSE Euronext Omnibus Incentive Plan will vest upon a termination in the event of a change in control, only upon action taken by the HR&CC, in its sole discretion. For purposes of this schedule, the amounts in the “Unvested Equity Awards” column assume that the HR&CC has allowed for full vesting of shares granted under the NYSE Euronext Omnibus Incentive Plan and that the amounts in this column will be received by each named executive regardless of termination.

(3)	Represents additional payments to which Messrs. Niederauer, Leibowitz, Geltzeiler and Halvey would be entitled in the event that a change in control triggers aggregate payments to the executive that would result in the imposition of an excise tax on the executive, pursuant to Section 4999 of the Internal Revenue Code.

(4)	Represents compensation in consideration of non-compete and non-solicit obligations for a period of one year following the termination date in accordance with the terms of the named executive’s employment agreement.

(5)	Includes terminations due to redundancy (as defined by local legislation) or by mutual agreement.

Pension Plans and Defined Contribution Deferred Compensation Plans

Certain named executives are also eligible to receive certain benefits upon retirement under the pension plans and defined contribution deferred compensation plans as described in the preceding two sections (See Pension Benefits and Nonqualified Deferred Compensation).

Absence of Material Risks Arising from Compensation Policies

The SEC has asked companies to report on the connection between pay and risk if companies determine that it is reasonably likely that their compensation policies are reasonably likely to have a material adverse impact on the company.

We consider the right short- and long-term behaviors that we want to motivate when designing our compensation plans. We are comfortable with our compensation designs and believe that they include several features that mitigate the incentive to take on excessive risk:

•	Our annual bonus program is evaluated on a discretionary basis; there are no formulas used to compute the bonus, and many metrics are considered in the evaluation process.

•	We pay part of the bonus in restricted stock with a three-year vesting schedule.

•	We deliver half of our total compensation in long-term stock, which means that maximizing single year results at the expense of subsequent year results will reduce the value of the stock at the time of vesting.

REPORT OF AUDIT COMMITTEE AND RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in its oversight of the integrity of NYSE Euronext’s financial statements and the financial reporting process.

In performing its oversight role, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, our independent auditors, the audited financial statements of NYSE Euronext for the fiscal year ended December 31, 2009. The Audit Committee also discussed with our independent auditors the matters required under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, and discussed with our auditors the auditors’ independence. On the basis of the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements of NYSE Euronext for the fiscal year ended December 31, 2009 be included in our annual report on Form 10-K for such fiscal year.

Members of the Audit Committee:

Marshall N. Carter, Chair
Patricia Cloherty
Sylvain Hefes
Dominique Hoënn
Rijnhard van Tets

Ratification and Selection of PricewaterhouseCoopers LLP

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as NYSE Euronext’s independent auditors for the fiscal year ending December 31, 2010. We are submitting the selection of independent auditors for stockholder ratification at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will be available to respond to appropriate questions from stockholders.

Our organizational documents do not require that our stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of NYSE Euronext and its stockholders.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2010. Unless a contrary choice is specified, your proxy will be voted FOR ratification of the appointment.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows information about fees paid by NYSE Euronext and its consolidated subsidiaries to PricewaterhouseCoopers LLP for the periods indicated.

	2009	2008
	($ in millions)	($ in millions)

Audit fees	$7.4	$8.6
Audit-related fees	$0.7	$1.6
Tax fees	$0.6	$1.3
All other fees	$0.1	$—

Audit services included the audit of NYSE Euronext’s annual financial statements and the effectiveness of our internal control over financial reporting as of fiscal year-end and the review of financial statements included in our quarterly reports on Form 10-Q. Audit services also included statutory audits of certain U.S. and foreign subsidiaries and services that were provided in connection with other statutory and regulatory filings—including with the SEC and the AMF—or engagements.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of NYSE Euronext’s financial statements. These services included financial, tax and accounting due diligence related to potential acquisitions, as well as audits of employee benefit plans.

Tax services consisted of the preparation and/or review of, and consultations with respect to, NYSE Euronext’s federal, state and local tax returns. All other fees in 2009 related to consulting work, primarily in relation to our establishing a mutual fund servicing platform.

Pre-Approval Procedures

In accordance with the SEC’s auditor independence rules, the Audit Committee has procedures by which it approves in advance any audit or permissible non-audit services to be provided to NYSE Euronext by its independent registered public accounting firm. All of the services listed above were pre-approved through these procedures.

The Audit Committee annually pre-approves the recurring audit, audit-related, tax and other services we expect the independent registered public accounting firm to provide during the fiscal year. In addition, between Audit Committee meetings, the Audit Committee has pre-approved certain audit, audit-related and tax engagements by the independent registered public accounting firm up to a predetermined individual fee amount for each type of service, with each service subject to the chief financial officer’s or controller’s approval. Unless a service to be provided by the independent registered public accounting firm falls within a type of approved service, it requires separate pre-approval by the Audit Committee. Any proposed services that exceed pre-approved fee levels require additional pre-approval by the Audit Committee.

The Audit Committee is informed on a timely basis, and in any event by the next scheduled meeting, of all services rendered by the independent registered public accounting firm and the related fees.

STOCKHOLDER PROPOSALS

Stockholder Proposal Regarding Simple Majority Voting

Mr. William Steiner, having an office at 112 Abbottsford Gate, Piermont, NY 10968, and beneficial owner of 8,200 shares of common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

3 - Adopt Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

This proposal topic won more than 77% support at our 2009 annual meeting and proposals often obtain higher votes on subsequent submissions. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote.

Our board even attempted (and failed) to prevent us from voting on this well-established proposal topic at our 2009 annual meeting: Reference: NYSE Euronext (January 18, 2009) no action letter available through SECnet http://www.wsb.com and http://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2009/steinercheveddennyse011809-14a8.pdf.

This proposal topic won from 74% to 88% support at the following companies in 2009: Weyerhaeuser (WY), Alcoa (AA), Waste Management (WM), Goldman Sachs (GS), First Energy (FE), McGraw-Hill (MHP) and Macy’s (M). The proponents of these proposals included Nick Rossi, William Steiner, James McRitchie and Ray T. Chevedden.

The merits of this Simple Majority Vote proposal should be considered in the context of the need for further improvements in our company’s corporate governance. For instance in 2009 the following governance issues were identified:

Our board had 18 members—unwieldy board concern. Our board was the only the significant directorship for 13 of our 18 directors (this could indicate a significant lack of recent valuable experience). At the other extreme Shirley Ann Jackson served on 6 boards—over commitment concern. Plus three of Ms. Jackson’s boards were again rated “D” by The Corporate Library: Marathon Oil (MRO), FedEx (FDX) and International Business Machines (IBM).

We had no shareholder right to: Cumulative Voting, to call a Special Meeting, to Act by Written Consent and to elect directors by majority vote. Shareholder proposals to address these topics have received majority votes at other companies.

Specific performance metrics were not disclosed regarding the cash component of CEO Duncan Niederaue’s annual incentive awards. This practice raised concerns that pay policies are not aligned with shareholder interests. Source: The Corporate Library www.thecorporatelibrary.com, an independent investment research firm.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal: Adopt Simple Majority Vote—Yes on 3

NYSE Euronext’s Statement Relating to Stockholder Proposal Regarding Simple Majority Voting

While the Board recognizes the right of stockholders to express their views on this proposal, the Board believes that it is unlikely that the Company will be able to obtain the required regulatory approvals to implement the proposal because the Company’s relevant regulators required these provisions when the charter and bylaws were first approved. Therefore, the Board has determined that it will not express a view on the proposal and will make no recommendations as to whether stockholders should vote “for” or “against” the proposal.

Market regulators in the United States and Europe have consistently taken an interest in the governance and control of the Company and its predecessors. When the merger of Euronext and NYSE Group was proposed, both European and U.S. regulators were concerned about assuring a balance of U.S. and European regulatory perspectives in the governance of the newly formed entity. Our regulators viewed the combination of Euronext and NYSE Group as a “merger of equals,” and balanced governance was the primary means by which the principle of equality was to be implemented. In order to better assure balanced governance in the future, the regulatory authorities required supermajority voting to amend the more important governance provisions. The provisions requiring a supermajority vote of stockholders to amend include, among other things:

•	charter limitations on voting and ownership of our common stock;

•	procedures for calling stockholder and director meetings;

•	procedures for filling vacancies on the Board of Directors;

•	matters that the Board of Directors must consider when taking actions;

•	procedures for stockholder action;

•	qualifications for members of the Board of Directors, the chairman and CEO;

•	the composition of our Nominating and Governance Committee; and

•	procedures for the approval of certain extraordinary transactions.

In addition, regulatory approval of the charter and bylaws—which included these supermajority voting provisions—was required prior to consummation of the combination. Indeed, it is still the case that the regulatory authorities in the U.S. and Europe continue to maintain the right to approve all amendments to the charter and bylaws of the Company.

Consequently, in the Board’s view, the supermajority voting requirements for certain amendments to the charter and bylaws were essential to the relevant regulators at the time NYSE Euronext was established and first adopted its charters and bylaws, and formed an important part of the regulatory approvals for the merger of Euronext and NYSE Group. In the Board’s view, the relevant regulatory authorities continue to believe that the supermajority voting provisions are essential to maintenance of balanced governance. Therefore, the Board believes it is unlikely that our regulators will approve any amendment to the charter or bylaws that removes the supermajority voting provisions. The Board has directed management to approach the relevant regulators regarding this proposal, and management has initiated these discussions, which are ongoing.

The Board fully respects the right of stockholders to consider the proposal, but given the Board’s view that the Company is unlikely to obtain regulatory approvals, the Board has determined that it will not express a view on the proposal and will make no recommendations as to whether stockholders should vote “for” or “against” the proposal.

Stockholder Proposal Regarding Certificated Shares

Mrs. Evelyn Y. Davis, having an office at the Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, and beneficial owner of 200 shares of common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of her proposal:

RESOLVED: “That the stockholders of NYSE EURONEXT recommend that the Board of Directors take the necessary steps to issue a stock certificate of OWNERSHIP of NYSE Euronext shares to any shareholder who requests it and upon payment of a reasonable fee is so requested.”

REASONS:

“At this time NYSE EURONEXT has seen fit to refuse this request, COMPELLING shareholders to accept so-called ‘book-entry’ only. Book-entry ownership could be subject to identity theft and/or data theft. YOU are the owner of those shares, whether large or small. Besides, hackers can get into computers or even terrorists and destroy them.”

“How would YOU like to have your co-op, condo, house or other ownerships in ‘book-entry’ or YOUR marriage license, divorce papers or car ownership NOT in a certificate.”

This “book-entry” is only of benefit to transfer agents, brokers, banks and corporations NOT to you as an owner. YOU are entitled to an ownership certificate to show PROOF!!!!!

“Last year the owners of 13,132,686 shares, representing approximately 10.7% of shares voting, voted FOR this resolution.”

“If you AGREE, please mark your proxy FOR this resolution.”

NYSE Euronext’s Statement in Opposition to Stockholder Proposal Regarding Certificated Shares

Your Board of Directors opposes this proposal. The securities markets in the U.S. and around the world are rapidly moving toward a paperless environment in which securities transactions and ownership of securities are evidenced frequently by electronic records. The laws of Delaware and most other U.S. states permit companies to eliminate stock certificates. The SEC approved a rule change to amend the NYSE Listed Company Manual to allow dematerialized shares. The Board of Directors believes that eliminating paper stock certificates benefits both the stockholder and the Company.

By eliminating stock certificates, stockholders are protected against the costs of safekeeping paper certificates, and against the loss or damage of negotiable certificates. There is no need for expensive surety bonds, medallion guarantees and other expenses incurred in the replacement of lost stock certificates. There is little danger of fraud from the use of counterfeit stock certificates. Also, stock transactions may be completed more quickly, efficiently and inexpensively.

For these reasons, the Board of Directors recommends a vote AGAINST the proposal.

Adoption of the preceding stockholder resolutions would require the affirmative vote of a majority of shares of common stock of NYSE Euronext voted thereon at the meeting.

OTHER MATTERS

Certain Relationships and Related Transactions

Related-Party Transaction Approval Policy

Our Code of Ethics and Business Conduct, which applies to all of our employees and directors, our subsidiaries and certain persons performing services for us, prohibits all conflicts of interest, unless they have been approved by our Board of Directors (or an authorized committee of the Board). The Board has delegated to the Nominating and Governance Committee the review of potential conflicts of interest, as well as the review and approval of related-party transactions involving more than $120,000. In March 2008, upon the recommendation of the Nominating and Governance Committee, our Board adopted a formal, written related-party transactions approval policy. Under this policy, transactions between us and any executive officer, director or holder of more than 5% of our common stock, or any immediate family member of such person, must be approved or ratified by the Nominating and Governance Committee or our Board in accordance with the terms of the policy. In determining whether to approve or ratify a transaction with related persons, the Nominating and Governance Committee or our Board may consider, among other things: (i) whether the terms of the transaction are fair to NYSE Euronext and would apply on the same basis if the other party to the transaction did not involve a related person; (ii) whether there are compelling business reasons for NYSE Euronext to enter into the transaction; (iii) whether the transaction would impair the independence of an otherwise independent director; and (iv) whether the transaction presents an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect nature of his or her interest in the transaction and the ongoing nature of any proposed relationship and any other factors the Nominating and Governance Committee deems relevant.

Other Matters

As of the date of this proxy statement, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with the recommendation of the Board or in their best judgment with respect to such matters.

Stockholder Proposals for 2011 Annual Meeting

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials that we will distribute in connection with our 2011 annual meeting, must submit their proposals to the corporate secretary, NYSE Euronext, 11 Wall Street, New York, New York 10005, so that they are received no later than November 22, 2010. Such proposals must also comply with the requirements of Rule 14a-8. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

If the date of our 2011 annual meeting is more than 30 days from April 29, 2011, we may publicly announce a different submission deadline from that set forth above, in compliance with the rules of the SEC.

Director Nominations and Other Business

Under our bylaws, for director nominations or other business to be brought before our 2011 annual meeting, other than Rule 14a-8 proposals described under Stockholder Proposals for 2011 Annual Meeting above, written notice must be delivered to the corporate secretary, NYSE Euronext, 11 Wall Street, New York, New York 10005, no earlier than the close of business on December 30, 2010 and no later than the close of business on January 29, 2011. Such notices must also comply with the other requirements of our bylaws.

If the date of our 2011 annual meeting is more than 30 days before or more than 60 days after April 29, 2011, the submission deadlines set forth above will be changed in accordance with our bylaws. In that case, our bylaws provide that to be timely, notice must be delivered as provided above not earlier than the close of business on the 120th day prior to our annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which we first make a public announcement of the meeting date.

Consent to Electronic Delivery of Annual Meeting Materials

This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2009 are available on our website at www.nyseeuronext.com under the heading Investor Relations—Financials. You can save our postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service at www.proxyvote.com. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on April 29, 2010: Our proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2009 are available at http://materials.proxyvote.com/629491.

VOTING VIA THE INTERNET OR BY TELEPHONE

Provision has been made for you to vote your shares of common stock via the Internet or by touch-tone telephone. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.

For stockholders in the U.S., Puerto Rico or Canada, votes submitted via the Internet or by touch-tone telephone must be received by 11:59 p.m., New York time, on April 28, 2010. Submitting your vote via the Internet or by touch-tone telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

For stockholders other than U.S., Puerto Rican or Canadian stockholders, your completed form must be received by your account holder or financial intermediary in sufficient time to ensure that it will be received by NYSE Euronext’s proxy solicitor no later than 11:59 p.m., New York time, on April 28, 2010.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting via the Internet or by touch-tone telephone should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

By Order of the Board of Directors:

Jan-Michiel Hessels
Chairman of the Board of Directors

New York, New York
Dated: March 22, 2010

Annex A

DEFINITIONS

“Person” shall mean any natural person, company, corporation or similar entity, government, or political subdivision, agency, or instrumentality of a government.

“Related Persons” shall mean with respect to any Person:

(1) any “affiliate” of such Person (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(2) any other Person(s) with which such first Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the stock of the Corporation;

(3) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or a limited liability company, any general partner, managing member or manager of such Person, as applicable;

(4) in the case of a Person that is a “member organization” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time), any “member” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time) that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

(5) in the case of a Person that is an OTP Firm, any OTP Holder that is associated with such Person (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act);

(6) in the case of a Person that is a natural person, any relative or spouse of such natural Person, or any relative of such spouse who has the same home as such natural Person or who is a director or officer of the Corporation or any of its parents or subsidiaries;

(7) in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act), or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable;

(8) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable;

(9) in the case of a Person that is a “member” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time), the “member organization” (as defined in the rules of New York Stock Exchange LLC, as such rules may be in effect from time to time) with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act); and

(10) in the case of a Person that is an OTP Holder, the OTP Firm with which such Person is associated (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act).

A-1

Annex B

INDEPENDENCE POLICY OF THE
NYSE EURONEXT BOARD OF DIRECTORS

Purpose

The purpose of this Policy is to set forth the independence requirements that shall apply to the members of the Board of Directors (the “Board”) of NYSE Euronext.

Independence Requirements

1. At least three-fourths of the Directors shall be independent within the meaning of this Policy. A list of the Directors shall be maintained on NYSE Euronext’s web site.

2. A Director shall be independent only if the Board determines that the Director does not have any material relationships with NYSE Euronext and its subsidiaries. When assessing a Director’s relationships and interests, the Board shall consider the issue not merely from the standpoint of the Director, but also from the standpoint of persons or organizations with which the Director is affiliated1 or associated.

3. In making independence determinations, the Board shall consider the special responsibilities of a Director in light of the fact that NYSE Euronext controls entities that are U.S. self-regulatory organizations and U.S. national securities exchanges subject to the supervision of the U.S. Securities and Exchange Commission and entities that are European securities exchanges subject to the supervision of European regulators, including the Dutch Minister of Finance, the French Minister of the Economy, the French Financial Market Authority (Autorité des Marchés Financiers), the Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten), the Belgian Banking, Finance, and Insurance Commission (Commission Bancaire, Financière, et des Assurances), the French Committee of Credit Establishments and Investment Undertakings (Comité des Etablissements de Crédit et des Enterprises d’Investissement – CECEI), the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários – CMVM) and the U.K. Financial Services Authority (FSA), in each case only to the extent that it has authority and jurisdiction in the particular context.

4. The Board shall make an independence determination with respect to each Director required to be independent hereunder upon the Director’s nomination or appointment to the Board and thereafter at such times as the Board considers advisable in light of the Director’s circumstances and any changes to this Policy, but in any event not less frequently than annually.

5. It shall be the responsibility of each Director to inform the Chairman of the Board and the Chairman of the Nominating & Governance Committee2 promptly and otherwise as requested of the existence of such relationships and interests which might reasonably be considered to bear on the Director’s independence.

6. Any Director required to be independent hereunder whom the Board otherwise determines not to be independent under this Policy shall be deemed to have tendered his or her resignation for consideration by the Board, and such resignation shall not be effective unless and until accepted by the Board.

1    An “affiliate” of, or a person “affiliated” with, a specific person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
2    As applied to the board of NYSE Regulation, Inc., this reference is to the Nominating and Governance Committee of NYSE Regulation, Inc.

Independence Qualifications

1. In making an independence determination with respect to any Director or Director candidate, the Board shall consider the standards below with respect to relationships or interests of the Director or Director candidate with or in

(a) NYSE Euronext and its subsidiaries;

(b) “members” (as defined in Section 3(a)(A)(3)(i) of the Securities Exchange Act of 1934, as amended) of New York Stock Exchange LLC, NYSE Arca, Inc. and NYSE Alternext US LLC (collectively, ‘‘Members”), “allied members” (as defined in paragraph (c) of Rule 2 of New York Stock Exchange LLC and Rule 23 of NYSE Alternext US LLC) and “allied persons” (as defined in Rule 1.1(b) of NYSE Arca, Inc and Rule 1.1(c) of NYSE Arca Equities, Inc.);

(c) “members” (as defined in Section 3(a)(A)(3)(ii), 3(a)(A)(3)(iii) and 3(a)(A)(3)(iv) of the Securities Exchange Act of 1934, as amended) of New York Stock Exchange LLC, NYSE Arca, Inc. and NYSE Alternext US LLC (collectively, “Member Organizations”); and

(d) issuers of securities listed on New York Stock Exchange LLC, on NYSE Arca, Inc. or on NYSE Alternext US LLC.

The standards relating to category (a) are the same as those that New York Stock Exchange LLC applies to its own listed companies. The standards relating to categories (b), (c) and (d) stem from the differing regulatory responsibilities and roles that New York Stock Exchange LLC, and NYSE Arca, Inc. and NYSE Alternext US LLC exercise in overseeing the organizations and companies included in those categories.

2. The term “approved person” used herein has the meanings set forth in the Rules of New York Stock Exchange LLC, NYSE Arca, Inc., NYSE Arca Equities, Inc. and NYSE Alternext US LLC.

3. The term “immediate family member” with respect to any Director has the meaning set forth in the NYSE Listed Company Manual.

4. The term “U.S. Listed Company” means a company (other than a Member Organization) whose securities are listed on New York Stock Exchange LLC, on NYSE Arca, Inc. or on NYSE Alternext US LLC.

5. All references to New York Stock Exchange LLC, NYSE Arca, Inc., NYSE Arca Equities, Inc. and NYSE Alternext US LLC shall mean each of those entities or its successor.

6. The following independence criteria shall apply:

Independence from NYSE Euronext and its Subsidiaries

A Director is not independent if the Director or an immediate family member of the Director has or had a relationship or interest with or in NYSE Euronext or its subsidiaries that, if such relationship or interest existed with respect to a U.S. Listed Company on the New York Stock Exchange LLC, would preclude a Director of the U.S. Listed Company from being considered an independent Director of the U.S. Listed Company pursuant to Section 303A.02(a) or (b) of the NYSE Listed Company Manual.3

Members, Allied Members, Allied Persons and Approved Persons

A Director is not independent if he or she is, or within the last year was, or has an immediate family member who is, or within the last year was a Member, allied member or allied person or approved person (in each case as defined above).

3    The relevant sections of the NYSE Listed Company Manual and commentary are available on the website at www.nyse.com/pdfs/finalcorpgovrules.pdf.

Member Organizations

A Director is not independent if the Director (a) is, or within the last year was, employed by a Member Organization, (b) has an immediate family member who is, or within the last year was, an executive officer of a Member Organization, (c) has within the last year received from any Member Organization more than $100,000 per year in direct compensation, or received from Member Organizations in the aggregate an amount of direct compensation which in any one year is more than 10 percent of the Director’s annual gross income for such year, excluding in each case Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or (d) is affiliated, directly or indirectly, with a Member Organization; provided, however, that a director of an affiliate of a Member Organization shall not per se fail to be independent. A director of an affiliate of a Member Organization, however, cannot qualify as an independent director of New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc. or NYSE Alternext US LLC.

Listed Companies

A Director is not independent if the Director is an executive officer of an issuer of securities listed on New York Stock Exchange LLC, NYSE Arca, Inc. or NYSE Alternext US LLC, unless such issuer is a “foreign private issuer” as defined under Rule 3b-4 promulgated under the U.S. Securities Exchange Act of 1934, as amended (a “Foreign Private Issuer”). A Director who is an executive officer of a Foreign Private Issuer shall not per se fail to be independent. An executive officer of an issuer whose securities are listed on New York Stock Exchange LLC, NYSE Arca, Inc. or NYSE Alternext US LLC (regardless of whether such issuer is a Foreign Private Issuer) cannot qualify as an independent director of New York Stock Exchange LLC, NYSE Market, Inc., NYSE Regulation, Inc. or NYSE Alternext US LLC.

Disclosure of Charitable Relationships

NYSE Euronext shall make disclosure of any charitable relationship that a U.S. Listed Company would be required to disclose pursuant to NYSE Listed Company Manual Section 303A.02(b)(v) and commentary. Gifts by NYSE Euronext shall not favor charities on which any Director serves as an executive officer or member of the board of trustees or directors or comparable governing body.

Additional Independence Requirement

Notwithstanding the foregoing, the sum of (a) executive officers of Foreign Private Issuers (including, for the avoidance of doubt, companies whose securities are listed on any Euronext exchange), (b) executive officers of NYSE Euronext and (c) directors of affiliates of Member Organizations, together, shall constitute no more than a minority of the total number of Directors of NYSE Euronext.

NYSE EURONEXT 11 WALL STREET NEW YORK, NY 10005	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. New York time, April 28, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. New York time, April 28, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you need help with voting,
please call 1 (800) 322-2885 for assistance.
If you vote by phone or Internet,
please do not mail your Proxy Card.
THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

NYSE EURONEXT

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the election of all sixteen members of the company’s Board of Directors for a term expiring in 2011.

1.	Election of directors.	☐	☐	☐

Nominees:

01)	André Bergen	05)	Sir George Cox	09)	James J. McNulty	13)	Jackson P. Tai
02)	Ellyn L. Brown	06)	Sylvain Hefes	10)	Duncan L. Niederauer	14)	Jean-François Théodore
03)	Marshall N. Carter	07)	Jan-Michiel Hessels	11)	Ricardo Salgado	15)	Rijnhard van Tets
04)	Patricia M. Cloherty	08)	Duncan M. McFarland	12)	Robert G. Scott	16)	Sir Brian Williamson

		For	Against	Abstain

The Board of Directors recommends you vote FOR the following proposal:

2.	To ratify the appointment of PricewaterhouseCoopers LLP as NYSE Euronext’s independent registered public accountants for the fiscal year ending December 31, 2010.	☐	☐	☐

The Board of Directors does not have a recommendation for voting on the following proposal:

3.	To approve the stockholder proposal to adopt simple majority voting in our certificate of incorporation and bylaws.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

4.	To approve the stockholder proposal regarding certificated shares.	☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes/comments, mark here. (see reverse for instructions)	☐

Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Material Election

Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.
☐
Please sign exactly as your name appears herein. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS
Thursday, April 29, 2010
8:00 a.m. New York time
11 Wall Street
New York, NY 10005
ADMISSION TICKET
ACCESS PROXY MATERIALS BY INTERNET
If you are a registered stockholder and would like to access the proxy materials electronically next year, please indicate your consent at the following Internet address: http://enroll.icsdelivery.com/nyx.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
     The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
Please detach here and present this ticket for admission to the meeting.

NYSE Euronext
11 Wall Street
New York, NY 10005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON APRIL 29, 2010.
Jan-Michiel Hessels, Marshall N. Carter and Duncan L. Niederauer (the “Proxyholders”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of NYSE Euronext (the “Company”), to be held on Thursday, April 29, 2010, at 11 Wall Street, New York, NY, at 8:00 a.m. New York time, and any adjournments or postponements thereof.
SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors’ recommendations (and to vote “ABSTAIN” for the stockholder proposal to adopt simple majority voting in our certificate of incorporation and bylaws, for which the Board of Directors has given no recommendation), just sign and date on the reverse side. You need not mark any boxes.
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have authority to vote as the Board of Directors recommends and shall vote “ABSTAIN” for the stockholder proposal to adopt simple majority voting in our certificate of incorporation and bylaws. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE